Filed Pursuant to Rule 424(b)(3)

Registration No. 333-259290

PROSPECTUS

USA EQUITIES CORP

2,349,938 SHARES OF COMMON STOCK

This prospectus relates to the offer and sale from time to time by the selling stockholders (the “Selling Stockholders”) identified herein of up to 2,349,938 shares of the common stock, par value $0.001 (the “common stock”) of USA Equities Corp. (“USA Equities,” the “Company,” “we,” “our,” or “us”), a Delaware corporation, which includes (i) 1,302,000 shares of common stock issuable upon conversion of a 5% Original Issue Discount Convertible Note in the principal amount of $806,000, plus $40,300.00 of interest to be accrued thereon through the maturity date thereof, with a conversion price of $0.65 per share (subject to adjustment to a conversion price no less than $0.455 per share, pursuant to the terms of such note, in which event the number of shares to be issued upon conversion of the Note would be 1,860,000, the “Note”) issued in a private placement that closed on August 12, 2021 (the “Private Placement); (ii) 930,000 shares of common stock issuable upon the exercise of warrants issued in the Private Placement having an exercise price of $1.25 per share; (iii) 36,145 shares of common stock issued to the placement agent in the Private Placement; (iv) 12,189 shares of common stock issuable upon the exercise of outstanding warrants having an exercise price of $0.83 per share, 53,704 shares of common stock issuable upon the exercise of outstanding warrants having an exercise price of $0.74 per share and 15,900 shares of common stock issuable upon the exercise of outstanding warrants having an exercise price of $0.75 per share. We are registering the shares which may be sold by the holder of the Notes and warrants issued in the Private Placement and the shares issued to the Placement Agent pursuant to the registration rights agreements (“Registration Rights Agreements”) entered into with one of the Selling Stockholders in connection with the Private Placement and the engagement agreement that we entered into with the placement agent for the Private Placement. See the section of this prospectus entitled “Prospectus Summary - Recent Developments” for a description of the Private Placement, and the section of this prospectus entitled “Selling Stockholders” for additional information regarding the Selling Stockholders.

We are not selling any shares in this offering. We, therefore, will not receive any proceeds from the sale of the shares by the Selling Stockholders.

The registration of the shares offered under this prospectus does not mean that the Selling Stockholders will actually offer or sell any of these shares. The prices at which the Selling Stockholders may sell the shares in this offering will be determined by the prevailing market price for the shares of our common stock or in negotiated transactions. See “Plan of Distribution” for more information about how the Selling Stockholders may sell the shares being registered pursuant to this prospectus.

Each of the Selling Stockholders may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. The Selling Stockholders have informed us that they do not currently have any agreement or understanding, directly or indirectly, with any person to distribute the shares.

Our Common Stock is subject to quotation on OTCQB Venture Market under the symbol USAQ. On August 31, 2021, the last reported sales price for our Common Stock was $0.77 per share.

We will pay the expenses of the registration of the shares of our common stock offered and sold under this registration statement. Each of the Selling Stockholders will pay any underwriting discounts, commissions or equivalent expenses and expenses of its legal counsel applicable to the sale of its shares.

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and are subject to reduced public company reporting requirements.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for information that should be considered before buying shares of our Common Stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is: September 17, 2021

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the common stock offered under this prospectus. The registration statement, including the exhibits, can be read on our website and the website of the Securities and Exchange Commission. See “Where You Can Find More Information.”

Information contained in, and that can be accessed through, our web site www.usaqcorp.com shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the Shares offered hereunder.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contains forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology.

These forward-looking statements are only predictions, are uncertain and involve substantial known and unknown risks, uncertainties and other factors which may cause our (or our industry’s) actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. The “Risk Factors” section of this prospectus sets forth detailed risks, uncertainties and cautionary statements regarding our business and these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing regulatory environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all of the risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus.

We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the U.S., we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or other investments or strategic transactions we may engage in.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus. It does not contain all the information that you should consider before investing in the Common Stock. You should carefully read the entire Prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision. In this Prospectus, the terms “USA Equities” “Medical Practice Income” “MPI” “Company,” “Registrant,” “we,” “us” and “our” refer to USA Equities Corp, a Delaware corporation. References to “Selling Shareholders” refer to those shareholders listed herein under “Selling Shareholders” and their successors, assignees and permitted transferees.

Our Business

We are a medical device technology and software as a service (SaaS) company focused on enabling primary care physicians (PCP’s) to increase their revenues by providing them with relevant, value-based tools to evaluate and treat chronic disease as well as provide preventive care through reimbursable procedures. In some cases, the products we will provide our physician clients will enable them to diagnose and treat patients with chronic diseases which they historically have referred to specialists, allowing them to increase their practice revenue. As part of our mission, we are providing PCP’s with the software, training and devices necessary to allow them to treat their patients using value-based healthcare, informatics and algorithmic personalized medicine, including digital therapeutics. Our virtual and point of care solutions also support remote patient monitoring, to address chronic care and preventive medicine and are reimbursable to the medical practice.

In November 2020, we began shipping AllergiEnd® diagnostic related products and immunotherapy treatments to PCPs in response to their requests based upon courses of treatment recommended for their patients building on the capabilities of QHSLab, our primary SaaS tool. The Company’s revenue generated from sales of AllergiEnd® products was $124,532 in the fourth of quarter 2020 and $759,957 for the first six months of 2021.

In June 2021, we announced that we had acquired the method patent, trademark and website associated with AllergiEnd®’s diagnostic and allergen immunotherapy product portfolio. The acquisition of the AllergiEnd® assets provides us the opportunity to more fully integrate and leverage our product portfolio across our marketing platform, customer relationships and cost structure.

Based on the success of PCPs using our QHSLab allergy diagnostics combined with the products acquired from MedScience, we intend to increase our revenues by charging physicians a monthly subscription fee for the use of QHSLab and soliciting additional PCPs to increase their revenues by using our proven revenue generating QHSLab and AllergiEnd® line of products. We also plan to introduce additional point of care diagnostic and treatments, and digital medicine programs that PCPs can use and prescribe in their practices. In all cases, PCPs will be paid under existing government and private insurance programs, based upon analyses conducted utilizing QHSLab and treatments provided as a result of such analyses.

Recent Developments

Securities Purchase Agreement

On August 10, 2021, we entered into a Securities Purchase Agreement with Mercer Street Global Opportunity Fund, LLC (“Mercer”), pursuant to which we issued to Mercer our Original Issue Discount Secured Convertible Promissory Note (the “Note”) in the principal amount of $806,000 and warrants to purchase 930,000 shares of our common stock (the “M Warrants”) for which we received aggregate consideration of $750,000. In addition, pursuant to the Purchase Agreement we entered into a Registration Rights Agreement with the Buyer.

The principal amount of the Note and all interest accrued thereon is payable on August 10, 2022, and are secured by a lien on substantially all of our assets. The Note provides for interest at the rate of 5% per annum, payable at maturity, and is convertible into our common stock at a price of $0.65 per share, provided that if the average closing price of our common stock during any ten consecutive trading days beginning on September 16, 2021 and ending on November 15, 2021 is below $0.65, the conversion price shall be reduced to such average price but in no event less than $0.455 per share. In addition to customary anti-dilution adjustments upon the occurrence of certain corporate events, the Note provides, subject to certain limited exceptions, that if we issue any common stock or common stock equivalents, as defined in the Note, at a per share price lower than the conversion price then in effect, the conversion price will be reduced to the per share price at which such stock or common stock equivalents were sold.

The M Warrants are initially exercisable for a period of three years at a price of $1.25 per share, subject to customary anti-dilution adjustments upon the occurrence of certain corporate events as set forth in the Warrant. The shares issuable upon conversion of the Note and exercise of the M Warrants are to be registered under the Securities Act of 1933, as amended, for resale by Mercer as provided in the Registration Rights Agreement. If at any time after February 10, 2022, there is no effective registration statement covering the resale of the shares issuable upon exercise of the M Warrants at prevailing market prices, then the M Warrants may be exercised by means of a “cashless exercise” in which event the Mercer would be entitled to receive a number of shares determined in accordance with a customary formula as set forth in the Warrant.

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Registration Rights Agreement

The Registration Rights Agreement requires us to file with the Securities and Exchange Commission no later than September 25, 2021, a registration statement (the “Registration Statement”) with respect to all shares which may be acquired upon conversion of the Note and exercise of the M Warrants (the “Registrable Securities”) and to cause the Registration Statement to be declared effective no later than November 9, 2021, provided, that if we are notified by the SEC that the Registration Statement will not be reviewed or is no longer subject to further review and comments, we shall cause the Registration Statement to be declared effective on the fifth trading day following the date on which we are so notified. We are to cause the Registration Statement to remain continuously effective until all Registrable Securities covered by such Registration Statement have been sold or may be sold pursuant to Rule 144 without the volume or other limitations of such rule or are otherwise not required to be registered in reliance upon the exemption in Section 4(a)(1) or 4(a)(7) under the Securities Act.

Placement Agent Agreement

We entered into a Placement Agent Agreement with Carter, Terry & Company (the “Placement Agent”) dated June 28, 2021 wherein the Placement Agent agreed to act as our financial advisor and placement agent on a “best efforts” basis with one or more capital raises. The Placement Agent Agreement provided for a success fee payable to the Placement Agent of 10% of the amount of any equity raised up to $1,000,000, with a reduced fee for amounts in excess of $1,000,000 and for the issuance to the Placement Agent of a number of shares of our common stock equal to 4% of the amount of any capital raised divided by the closing price of our common stock on the date of consummation of any transaction. Pursuant to the Placement Agent Agreement we paid the Placement Agent $75,000 and issued to it 36,145 shares of our common stock. The Placement Agent Agreement granted the Placement Agent “piggy back” registration rights with respect to any shares issued to the Placement Agent pursuant to the Agreement.

Private Placement of Convertible Promissory Notes.

In September and October 2020 we issued Convertible Promissory Notes (“Convertible Notes”) in the aggregate principal amount of $155,000 to two accredited investors. The Convertible Notes provided that in addition to the shares of common stock issuable upon conversion of the notes, the investors would receive a number of warrants determined by a formula set forth in the Convertible Notes exercisable for two years at a price determined by a formula set forth in the Convertible Notes. Each of the investors has converted his Convertible Note and, in addition to the shares issuable upon such conversions, we issued to one investor warrants (the “S Warrants”) to purchase 12,189 shares of our common stock exercisable until June 16, 2023, at a price of $0.83 per share and to the other investor, warrants (the “E Warrants”) to purchase 15,900 shares of our common stock exercisable until March 15, 2023, at a price of $0.75 per share and warrants to purchase 53,704 shares of our common stock exercisable until May 6, 2023, at a price of $0.74 per share. The shares issuable upon exercise of such warrants are among the shares being registered pursuant to this registration statement.

The M Warrants, the E Warrants the S Warrants are referred to herein collectively as the “Warrants.”

Summary of Risk Factors

Our business and the purchase of the shares offered hereby are subject to numerous risks and uncertainties, including those described in the section entitled “Risk Factors” and elsewhere in this prospectus. Some of the most significant challenges and risks include the following:

● Our Auditor has expressed substantial doubt as to our ability to continue as a going concern.

● Our limited operating history does not afford investors a sufficient history on which to base an investment decision.

● We have a history of losses.

● Our revenues are dependent upon acceptance of our QHSLab Software as a Service (“SaaS”) by our health care provider clients.

● Acceptance of our software and products is dependent upon the reimbursements available to our health care provider clients, specifically changes in insurances reimbursement policies, will cause us to curtail or cease operations.

● We may face new entrances and increasing competition in the Digital Medicine market.

● We cannot be certain that we will obtain patents for our proprietary technology or that such patents will protect us.

● The availability of a large number of authorized but unissued shares of Common Stock may, upon their issuance, lead to dilution of existing stockholders.

● Our stock is thinly traded, sale of your holding may take a considerable amount of time.

Before you invest in our common stock, you should carefully consider all the information in this Prospectus, including matters set forth under the heading “Risk Factors.”

Where You Can Find Us

Our principal executive office and mailing address is at 901 Northpoint Parkway, Suite 302, West Palm Beach, FL 33407, Phone: (929) 379-6503

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The Offering

Common Stock offered by Selling Stockholders	2,349,938 shares of our common stock, including (i) 1,302,000 shares of common stock issuable upon conversion of the Note (1); (ii) 1,011,793 shares of common stock issuable upon exercise of the Warrants and (iii) 36,145 shares of common stock currently outstanding.

Common Stock outstanding before the Offering	8,679,170 shares as of September 2, 2021

Common Stock outstanding after the Offering	11,029,108 shares of Common Stock (1) assuming all of the shares offered by this prospectus are issued, including those issuable upon conversion of the Note and exercise of the Warrants.

Use of proceeds	We will not receive any proceeds from the sale of common stock by the Selling Stockholders; however, we may receive proceeds upon the exercise of the Warrants if exercised for cash. See “Use of Proceeds.”

Risk Factors	Investing in our common stock involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors.

(1) The Note has an initial conversion price of $0.65 per share provided that if the average closing price of our common stock during any ten consecutive trading days beginning on September 16, 2021, and ending November 15, 2021 is below $0.65, the conversion price shall be reduced to such average price but in no event less than $0.455 per share. The number of shares being offered by the Selling Stockholders and to be outstanding after the Offering give no effect to the additional 558,000 shares issuable upon conversion of the Note if the conversion price is reduced to $0.455 per share or to such shares as may be issued pursuant to the anti-dilution provisions of the Note and Warrants.

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RISK FACTORS

The shares of our common stock being offered for resale by the Selling Stockholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire amount invested in the common stock. Accordingly, prospective investors should carefully consider, along with other matters referred to herein, the following risk factors and the other information in this Prospectus in evaluating our business before purchasing any shares of our common stock. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of your investment.

Risks Related to our Financial Condition

We incurred net losses in 2020 and 2019, and through the first six months of 2021 and may not be able to continue to operate as a going concern.

We suffered net losses of $327,388 and $166,516 for the years ended December 31, 2020 and 2019, respectively, and $199,013 for the six months ended June 30, 2021. We also had negative cash flows from operations for the years ended December 31, 2020 and 2019, and during the six months ended June 30, 2021. During the years ended December 31, 2020 and 2019, and from January 1, 2021, until the date of this prospectus, to support our operations we received loans in the aggregate amount of $301,204 from Troy Grogan, our sole director and principal shareholder who is referred to in this prospectus as our “principal shareholder” in addition to $1,085,000 in loans from third parties. The report of our independent registered public accountants on our financial statements for the year ended December 31, 2020 states that these factors raise uncertainty about our ability to continue as a going concern.

Unless we are able to generate positive cash flows from operations, we will continue to depend upon further issuances of debt, equity or other financings to fund ongoing operations. We may continue to incur additional operating losses and we cannot assure you that we will continue as a going concern.

We may need additional financing.

We have funded our operating losses through borrowings, including amounts borrowed from our principal shareholder. As of June 30, 2021, related party notes payable combined with the associated accrued interest to our principal shareholder totaled $418,345. In addition, as of the date of this prospectus we have additional notes and loans outstanding in the aggregate amount, inclusive of accrued interest, of $1,716,342. If, in the future, we need additional financing, it may not be available to us on reasonable terms, if at all, from third parties or our principal shareholder. If we are not able to fund ongoing losses through funds provided by third parties or our principal shareholder, we may become insolvent.

Servicing our debt requires a significant amount of cash.

Our ability to make payments on and to refinance our debt, to fund planned capital expenditures and to maintain sufficient working capital depends on our ability to generate cash in the future. This is subject to numerous factors beyond our control, including our ability to expand our physician client base. We cannot assure you that our business will generate sufficient cash flow from operations in an amount sufficient to enable us to service our debt or to fund our other liquidity needs. If our cash flow and capital resources are insufficient to allow us to make scheduled payments on our debt, we will need to seek additional capital or restructure or refinance all or a portion of our debt on or before the maturity thereof, any of which could have a material adverse effect on our business, financial condition or results of operations. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all. If we are unable to generate sufficient cash flow to repay or refinance our debt on favorable terms, it could significantly adversely affect our financial condition and the value of our outstanding debt and common stock. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition. Any refinancing of our debt could be at higher interest rates and could require us to issue to the holders additional shares of our common stock and may require us to comply with more onerous covenants, which could further restrict our business operations. There can be no assurance that we will be able to obtain any financing when needed.

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We are an early stage company with a short operating history and a relatively new business model in an emerging and rapidly evolving market, which makes it difficult to evaluate our future prospects.

We are an early stage entity subject to all of the risks inherent in a young business enterprise, such as, lack of market recognition and limited banking and financial relationships. We have little operating history to aid in our assessing future prospects. We will encounter risks and difficulties as an early stage company in a new and rapidly evolving market. We may not be able to successfully address these risks and difficulties, which could materially harm our business and operating results.

We are not generating sufficient revenues to achieve our business plan.

We first generated revenues in the fourth quarter of 2020. There is no assurance that we will generate sufficient revenues to become cash flow positive or ever be profitable. If planned operating levels are changed, higher operating costs encountered, more time needed to implement our plan, or less funding is received, more funds than currently anticipated may be required. If additional capital is not available when required, if at all, or is not available on acceptable terms we may be forced to modify or abandon our business plans.

We have identified material weaknesses in our internal controls, and we cannot provide assurances that these weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future. If our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, prevent fraud, or file our periodic reports in a timely manner, which may cause investors to lose confidence in us and lead to a decline in our stock price. We cannot remedy the deficiencies in our internal controls until we increase the number of officers in our Company.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Exchange Act. We have identified material weaknesses in our internal controls with respect to our segregation of duties, which cannot be rectified until we have additional officers, and our limited resources and our insufficient controls over review of accounting for certain complex transactions therefore our disclosure controls and procedures are not effective in providing material information required to be included in our periodic SEC filings on a timely basis and to ensure that information required to be disclosed in our periodic SEC filings is accumulated and communicated to our management to allow timely decisions regarding required disclosure about our internal control over financial reporting. Some of the material weaknesses in our internal controls are due to our limited management staff. Due to limited staffing, we are not always able to detect errors or omissions in financial reporting and cannot eliminate weaknesses due to our inability to segregate duties. If we fail to comply with the rules under Sarbanes-Oxley related to disclosure controls and procedures in the future or continue to have material weaknesses and other deficiencies in our internal control and accounting procedures and disclosure controls and procedures, our stock price could decline significantly and raising capital could be more difficult. If additional material weaknesses or significant deficiencies are discovered or if we otherwise fail to address the adequacy of our internal control and disclosure controls and procedures our business may be harmed. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our securities could drop significantly.

All of our revenues have been generated from one product line.

To date, all of our revenue has been derived from the sale of the “AllergiEnd®” line of products. If we fail to develop or acquire additional products or services from which we can generate revenues, we may not achieve sustained positive cash flow or generate profits. As a result, we will be severely constrained in our ability to fund our operations and achieve our business plan.

We are dependent upon third parties for our products.

We depend upon third parties to supply us with all of the products included in the “AllergiEnd®” line of products from which we currently derive all of our revenues. If these parties were unable or unwilling to continue to supply our needs, we might not be able to find an alternative source of supply which would materially adversely impact our business, financial condition and operating results

We have engaged in limited product development activities and our product development efforts may not result in commercial products.

Although our QHSLab has been provided to physicians and enabled them to generate revenues, we have only recently begun to seek to charge physicians for this product. We intend to develop additional features to be added to QHSLab to provide PCPs with additional sources of revenue. There is no assurance that any of the new features we develop will gain market acceptance. We cannot guarantee we will be able to produce commercially successful products. Further, our eventual operating results could be susceptible to varying interpretations by potential customers, or scientists, medical personnel, regulatory personnel, statisticians and others, which may delay, limit or prevent our executing our proposed business plan.

Our business model is unproven with no assurance of operating profits.

Our current business model is unproven and the profit potential, if any, is unknown. We are subject to all the risks inherent in a new business model. There can be no assurance that our business model will prove successful or that we will achieve significant revenue or profitability.

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If we fail to raise additional capital, our ability to implement our business plan and strategy could be compromised.

We have limited capital resources and operations. To date, our operations primarily have been funded from capital contributions and loans from our principal shareholder and more recently, third parties. We may not be able to obtain additional financing on terms acceptable to us, or at all. Even if we obtain financing for our near-term operations and product development, we may require additional capital beyond the near term. If we are unable to raise capital when needed, our business, financial condition and results of operations would be materially adversely affected, and we could be forced to reduce or discontinue our operations.

If we issue additional shares of common stock, it would reduce our stockholders’ percent of ownership and may dilute our share value.

Our Certificate of Incorporation authorizes the issuance of 900 million shares of common stock. As at August 20, 2021 we have outstanding 8,679,170 shares of common stock, without giving effect to shares issuable upon conversion or exercise of convertible notes, preferred stock, options and warrants currently outstanding. The future issuance of common stock to raise capital may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock upon the conversion or exercise of outstanding notes and warrants, for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our then existing stockholders and might have an adverse effect on any trading market for our common stock.

Our cloud based software platform under development is new and unproven.

Our QHSLab was provided to PCPs on a free test basis. We will be developing additional features to incorporate into QHSLab. The market for our solutions is relatively new and evaluating the size and scope of the market is subject to risks and uncertainties. Our future success will depend in large part on the growth of this market and our ability to design and incorporate features that appeal to PCPs and their patients. Potential customers may not recognize the need for, or benefits of, our platform, which may prompt them to adopt alternative products and services to satisfy their healthcare requirements. Assessing the market for our solutions we are competing in, or planning to compete in, is particularly difficult due to a number of factors, including limited available information and rapid evolution of the market. If our market does not experience significant growth, or if demand for our platform does not occur, then our business, results of operations and financial condition will be adversely affected.

We are Dependent on Existing Key Personnel and Need to Recruit Additional Personnel.

Our success depends, to a large degree, upon the efforts and abilities of Troy Grogan, our sole officer and key consultants. The loss of the services of one or more of our key providers could have a material adverse effect on our operations. In addition, as our business model is implemented, we will need to recruit and retain additional management, financial personnel, key employees and consulting service providers in virtually all phases of our operations. Key employees and consultants will require a strong background in our industry. We cannot assure that we will be able to successfully attract and retain key personnel.

Our sole officer and director is engaged in other business activities and has a conflict in determining how much time to devote to our affairs. His failure to devote sufficient time to our business could have a negative impact on our operations.

Our sole executive officer and director is not required to, and will not, commit his full time to our affairs, which results in a conflict of interest in allocating his time between our operations and the other businesses in which he is engaged. Our sole executive officer and director is engaged in several other business endeavors and is not obligated to contribute any specific number of hours to our affairs. His failure to devote time to our business could have an adverse impact on our business, results of operations and financial condition.

We operate in a highly competitive industry.

We encounter competition from local, regional or national entities, some of which have superior resources or other competitive advantages. Intense competition may adversely affect our business, financial condition or results of operations. Our competitors may be larger and more highly capitalized, with greater name recognition. We will compete with such companies on brand name, quality of services, level of expertise, advertising, product and service innovation and differentiation of product and services. As a result, our ability to secure significant market share may be impeded.

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We face substantial competition, and others may discover, develop, acquire or commercialize competitive products before or more successfully than we do.

We operate in a highly competitive environment. Our products compete with other products or treatments for diseases for which our products may be indicated. Other healthcare companies have greater clinical, research, regulatory and marketing resources than us. In addition, some of our competitors may have technical or competitive advantages for the development of technologies and processes. These resources may make it difficult for us to compete with them to successfully discover, develop and market new products.

The growth of our business relies, in part, on the growth and success of our clients.

The utility of our products to our clients will be determined by their ability to incorporate them into their health care regimen and the acceptance of our products by their patients. The ability of our clients to incorporate our products into their practices is outside of our control. In addition, if the number of patients of one or more of our clients using our products were to be reduced, such decrease would lead to a decrease in our revenue.

We conduct business in a heavily regulated industry. If we fail to comply with applicable laws and government regulations, we could incur penalties or be required to make significant changes to our operations or experience adverse publicity, which could have a material adverse effect on our business, financial condition, and results of operations.

The healthcare industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern the products we offer and the manner in which we provide and bill for services and collect reimbursement from governmental programs and private payors, our contractual relationships with our providers, vendors and clients, our marketing activities and other aspects of our operations. Of particular importance are:

●	the federal physician self-referral law, commonly referred to as the Stark Law;
●	the federal Anti-Kickback Act;
●	the criminal healthcare fraud provisions of HIPAA;
●	the federal False Claims Act;
●	reassignment of payment rules that prohibit certain types of billing and collection;
●	similar state law provisions pertaining to anti-kickback, self-referral and false claims issues;
●	state laws that prohibit general business corporations, such as us, from practicing medicine; and
●	laws that regulate debt collection practices as applied to our debt collection practices.

Some of our business activities could be subject to challenge under one or more of such laws. Achieving and sustaining compliance with these laws may prove costly. Failure to comply with these laws and other laws can result in civil and criminal penalties such as fines, damages, overpayment recoupment, loss of enrollment status and exclusion from the Medicare and Medicaid programs. The risk of our being found in violation of these laws and regulations is increased by the fact that many of their provisions are open to a variety of interpretations. Our failure to accurately anticipate the application of these laws and regulations to our business or any other failure to comply with regulatory requirements could create liability for us and negatively affect our business. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and result in adverse publicity. Dealing with investigations can be time- and resource-consuming. Any such investigation or settlement could increase our costs or otherwise have an adverse effect on our business. In addition, because of the potential for large monetary exposure under the federal False Claims Act, which provides for treble damages and mandatory minimum penalties of $5,500 to $11,000 per false claim or statement, healthcare providers often resolve allegations without admissions of liability for significant and material amounts to avoid the uncertainty of treble damages that may be awarded in litigation proceedings. Such settlements often contain additional compliance and reporting requirements as part of a consent decree, settlement agreement or corporate integrity agreement. It is expected that the government will continue to devote substantial resources to investigating healthcare providers’ compliance with the healthcare reimbursement rules and fraud and abuse laws. The laws, regulations and standards governing the provision of healthcare services may change significantly in the future.

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Developments in the healthcare industry could adversely affect our business

Developments in the healthcare industry and evolving government policy could adversely affect healthcare spending and reimbursement for healthcare services. We are particularly dependent on primary care physicians and possibly others in the healthcare industry who are dependent upon revenues derived from federal healthcare programs.

General reductions in expenditures by healthcare industry participants could result from, among other things:

● government or private initiatives that affect the manner in which healthcare providers interact with patients, payers or other healthcare industry participants, including changes in pricing or means of delivery of healthcare products and services;
● consolidation of healthcare industry participants;
● reductions in governmental funding for healthcare;
● adverse changes in business or economic conditions affecting healthcare payers or providers, pharmaceutical, biotechnology or medical device companies or other healthcare industry participants; and
● restructuring of the healthcare industry and possible elimination of private insurers.

Even if general expenditures by industry participants remain the same or increase, developments in the healthcare industry may result in reduced spending for the products or services we provide. The use of our products and services could be affected by changes in health insurance plans resulting in a decrease in the willingness of PCPs to purchase our products.

The timing and impact of developments in the healthcare industry are difficult to predict. We cannot assure you that the markets for any products we may seek to distribute and services we provide will be sustained.

Our use and disclosure of personally identifiable information, including health information, is subject to federal and state privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm and, in turn, a material adverse effect on our client base, membership base and revenue.

Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability and integrity of personally identifiable information (PII), including protected health information (PHI). HIPAA establishes a set of basic national privacy and security standards for the protection of PHI, by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the businesses with which such covered entities contract for services, which includes us. HIPAA requires companies like us to develop and maintain policies and procedures with respect to PHI, including the adoption of administrative, physical and technical safeguards to protect such information. HIPAA imposes mandatory penalties for certain violations which can be significant. HIPAA mandates that the Secretary of Health and Human Services, or HHS conduct periodic compliance audits of HIPAA covered entities or business associates. It also tasks HHS with establishing a methodology whereby individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator. HIPAA further requires that patients and, in some instances, HHS be notified of any unauthorized acquisition, access, use or disclosure of their unsecured PHI that compromises the privacy or security of such information, with certain exceptions. Numerous other federal and state laws protect the confidentiality, privacy, availability, integrity and security of PHI. These laws in many cases are more restrictive than, and may not be preempted by, HIPAA, creating complex compliance issues for us and our clients potentially exposing us to additional expense, adverse publicity and liability. If we do not comply with existing or new laws and regulations related to PHI, we could be subject to criminal or civil sanctions. Because of the extreme sensitivity of the PII we store and transmit, the security features of our technology platform are very important. If our security measures, some of which are managed by third parties, are breached or fail, unauthorized persons may obtain access to sensitive client and patient data, including HIPAA-regulated PHI. As a result, our reputation could be severely damaged, adversely affecting client and patient confidence. Clients may curtail their use of or stop using our services or our client base could decrease, which would cause our business to suffer. In addition, we could face litigation, damages for contract breach, penalties and regulatory actions for violation of HIPAA and other applicable laws or regulations and significant costs for remediation, notification to individuals and for measures to prevent future occurrences. Any security breach could also result in increased costs associated with liability for stolen assets or information, repairing system damage that caused by such breaches, incentives offered to clients or other business partners in an effort to maintain business relationships after a breach and implementing measures to prevent future occurrences, including organizational changes, deploying additional personnel and protection technologies, training employees and engaging third-party experts and consultants. While we maintain insurance covering certain security and privacy damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident. We outsource important aspects of the storage and transmission of client and patient information, and thus rely on third parties to manage functions that have material cyber-security risks. We attempt to address these risks by requiring outsourcing subcontractors who handle client and patient information to sign business associate agreements contractually requiring those subcontractors to adequately safeguard personal health data to the same extent that applies to us and in some cases by requiring such outsourcing subcontractors to undergo third-party security examinations. However, we cannot assure you that these contractual measures and other safeguards will adequately protect us from the risks associated with the storage and transmission of client and patient proprietary and protected health information.

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The security of our platform, networks or computer systems may be breached, and any unauthorized access to our customer data will have an adverse effect on our business and reputation.

The use of our products will involve the storage, transmission and processing of our clients’ and their patients’ private data. Individuals or entities may attempt to penetrate our network or platform security, or that of our third-party hosting and storage providers, and could gain access to our clients’ and their patients’ private data, which could result in the destruction, disclosure or misappropriation of proprietary or confidential information of our clients’ and their patients’ or their customers, employees and business partners. If any of our clients’ private data is leaked, obtained by others or destroyed without authorization, it could harm our reputation, we could be exposed to civil and criminal liability, and we may lose our ability to access private data, which will adversely affect the quality and performance of our platform. In addition, our platform may be subject to computer malware, viruses and computer hacking, fraudulent use attempts and phishing attacks, all of which have become more prevalent. Any failure to maintain the performance, reliability, security and availability of our products or services and technical infrastructure to the satisfaction of our clients may harm our reputation and our ability to retain existing customers and attract new users. While we will implement procedures and safeguards that are designed to prevent security breaches and cyber-attacks, they may not be able to protect against all attempts to breach our systems, and we may not become aware in a timely manner of any such security breach. Unauthorized access to or security breaches of our platform, network or computer systems, or those of our technology service providers, could result in the loss of business, reputational damage, regulatory investigations and orders, litigation, indemnity obligations, damages for contract breach, civil and criminal penalties for violation of applicable laws, regulations or contractual obligations, and significant costs, fees and other monetary payments for remediation. If customers believe that our platform does not provide adequate security for the storage of sensitive information or its transmission over the Internet, our business will be harmed. Customers’ concerns about security or privacy may deter them from using our platform for activities that involve personal or other sensitive information.

Because we rely on the internet to interact with our clients, we are subject to an extensive and highly-evolving regulatory landscape and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our brand, reputation, business, operating results, and financial condition.

Our business and the businesses of our customers conducted using our platform and technology, are subject to extensive laws, rules, regulations, policies, orders, determinations, directives, treaties, and legal and regulatory interpretations and guidance directed to those who conduct business over the internet, including those governing privacy, data governance, data protection, cybersecurity, fraud detection, payment services, consumer protection and tax. Many of these legal and regulatory regimes were adopted prior to the advent of the internet, mobile technologies, digital assets, and related technologies. As a result, they are subject to significant uncertainty, and vary widely across U.S. federal, state, and local jurisdictions. These legal and regulatory regimes, including the laws, rules, and regulations thereunder, evolve frequently and may be modified, interpreted, and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. To the extent we have not complied with such laws, rules, and regulations, we could be subject to significant fines, revocation of licenses, limitations on our products and services, reputational harm, and other regulatory consequences, each of which may be significant and could adversely affect our business, operating results, and financial condition.

In addition to existing laws and regulations, various governmental and regulatory bodies, including legislative and executive bodies, in the United States may adopt new laws and regulations, or new interpretations of existing laws and regulations may be issued by such bodies or the judiciary, which may change how we operate our business, how our products and services and those of our customers are regulated, and what products or services we and our competitors can offer, requiring changes to our compliance and risk mitigation measures

To the extent we use “open source” software, our use could adversely affect our ability to offer our services and subject us to possible litigation.

We may use open source software in connection with our products and services. Companies that incorporate open source software into their products have, from time to time, faced claims challenging the use of open source software and/or compliance with open source license terms. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source software or claiming noncompliance with open source licensing terms. Some open source software licenses require users who distribute software containing open source software to publicly disclose all or part of the source code to such software and/or make available any derivative works of the open source code, which could include valuable proprietary code of the user, on unfavorable terms or at no cost. While we monitor the use of open source software and try to ensure that none is used in a manner that would require us to disclose our proprietary source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, in part because open source license terms are often ambiguous. Any requirement to disclose our proprietary source code or pay damages for breach of contract could have a material adverse effect on our business, financial condition and results of operations and could help our competitors develop products and services that are similar to or better than ours.

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Assertions by third parties of infringement or other violations by us of their intellectual property rights could result in significant costs and harm our business and operating results.

Our success depends upon our ability to refrain from infringing upon the intellectual property rights of others. Some companies, including some of our competitors, own large numbers of patents, copyrights and trademarks, which they may use to assert claims against us. As we grow and enter new markets, we will face a growing number of competitors. As the number of competitors in our industry grows and the functionality of products in different industry segments overlaps, we expect that software and other solutions in our industry may be subject to such claims by third parties. Third parties may in the future assert claims of infringement, misappropriation or other violations of intellectual property rights against us. We cannot assure you that infringement claims will not be asserted against us in the future, or that, if asserted, any infringement claim will be successfully defended. A successful claim against us could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our services, or require that we comply with other unfavorable terms. We may also be obligated to indemnify our customers or business partners or pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation and to obtain licenses, modify applications or refund fees, which could be costly. Even if we were to prevail in such a dispute, any litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations.

The continuation of the COVID-19 pandemic could adversely affect our business, operating results, cash flow and financial condition.

The COVID-19 pandemic could adversely affect our business, operating results, cash flow and financial condition. In March 2020, the World Health Organization characterized COVID-19 as a pandemic and the President of the United States declared the COVID-19 outbreak a national emergency. Since then, the COVID-19 pandemic has resulted in significant volatility, uncertainty and economic disruption. The future impacts of the pandemic and any resulting economic impact are largely unknown. It is possible that the COVID-19 pandemic, the measures taken by local, state and national governments and the resulting economic impact may materially and adversely affect our business, results of operations, cash flow and financial condition. The extent to which COVID-19 ultimately impacts our business, results of operations, cash flow and financial condition will depend on future developments, which are uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the actions taken by governments and authorities to contain the virus or treat its impact, and when and to what extent normal economic and operating conditions can resume. These uncertainties have resulted in volatility in securities and financial markets, which may prevent us from accessing the equity or debt capital markets on attractive terms or at all for a period of time, which could have an adverse effect on our liquidity position. The current level of uncertainty over the economic and operational impacts of COVID-19 means the impact on our business, results of operations, cash flows and financial position cannot be reasonably estimated at this time.

Risks Related to Regulation

Our products may be subject to product liability legal claims, which could have an adverse effect on our business, results of operations and financial condition.

Certain of our products provide applications that relate to patient clinical information. Any failure by our products to provide accurate and timely information concerning patients, their medication, treatment and health status, generally, could result in claims against us which could materially and adversely impact our financial performance, industry reputation and ability to market new system sales. In addition, a court or government agency may take the position that our delivery of health information directly, including through licensed practitioners, or delivery of information by a third party site that a consumer accesses through our websites, exposes us to assertions of malpractice, other personal injury liability, or other liability for wrongful delivery/handling of healthcare services or erroneous health information. We anticipate that in the future we will maintain insurance to protect against claims associated with the use of our products as well as liability limitation language in our end-user license agreements, but there can be no assurance that our insurance coverage or contractual language would adequately cover any claim asserted against us. A successful claim brought against us in excess of or outside of our insurance coverage could have an adverse effect on our business, results of operations and financial condition. Even unsuccessful claims could result in our expenditure of funds for litigation and management time and resources.

There is significant uncertainty in the healthcare industry in which we operate, and we are subject to the possibility of changing government regulation, which may adversely impact our business, financial condition and results of operations.

The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement processes and operation of healthcare facilities. During the past several years, the healthcare industry has been subject to an increase in governmental regulation of, among other things, reimbursement rates and certain capital expenditures.

Recently enacted public laws reforming the U.S. healthcare system may have an impact on our business. The Patient Protection and Affordable Care Act (H.R. 3590; Public Law 111-148) (“PPACA”) and The Health Care and Education Reconciliation Act of 2010 (H.R. 4872) (the “Reconciliation Act”), which amends the PPACA (collectively the “Health Reform Laws”), were signed into law in March 2010. The Health Reform Laws contain various provisions which may impact us and our patients. Some of these provisions may have a positive impact, while others, such as reductions in reimbursement for certain types of providers, may have a negative impact due to fewer available resources. Increases in fraud and abuse penalties may also adversely affect participants in the health care sector, including us.

Various legislators have announced that they intend to examine further proposals to reform certain aspects of the U.S. healthcare system. Healthcare providers may react to these proposals, and the uncertainty surrounding such proposals, by curtailing or deferring investments, including those for our systems and related services. Cost-containment measures instituted by healthcare providers as a result of regulatory reform or otherwise could result in a reduction of the allocation of capital funds. Such a reduction could have an adverse effect on our ability to sell our systems and related services. On the other hand, changes in the regulatory environment have increased and may continue to increase the needs of healthcare organizations for cost-effective data management and thereby enhance the overall market for healthcare management information systems. We cannot predict what effect, if any, such proposals or healthcare reforms might have on our business, financial condition and results of operations.

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We have taken steps to modify our products, services and internal practices as necessary to facilitate our compliance with applicable regulations, but there can be no assurance that we will be able to do so in a timely or complete manner. Achieving compliance with these regulations could be costly and distract management’s attention and divert other company resources, and any noncompliance by us could result in civil and criminal penalties.

Developments of additional federal and state regulations and policies have the potential to negatively affect our business.

Our software is anticipated to be considered a medical device by the U.S. Food and Drug Administration (“FDA”) and therefore subject to regulation by the FDA as a medical device. Such regulation requires the registration of the applicable manufacturing facility and software and hardware products, application of detailed record-keeping and manufacturing standards, and FDA approval or clearance prior to marketing. An approval or clearance requirement could create delays in marketing, and the FDA could require supplemental filings or object to certain of these applications, the result of which could adversely affect our business, financial condition and results of operations.

Compliance with changing regulation of corporate governance and public disclosure will result in significant additional expenses.

Changing laws, regulations, and standards relating to corporate governance and public disclosure for public companies, including the Sarbanes-Oxley Act of 2002 and various rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), are creating uncertainty for public companies. Our Company’s management will need to invest significant time and financial resources to comply with both existing and evolving requirements for public companies, which will lead, among other things, to significantly increased general and administrative expenses and a certain diversion of management time and attention from revenue generating activities to compliance activities.

We may be subject to false or fraudulent claim laws.

There are numerous federal and state laws that forbid submission of false information or the failure to disclose information in connection with submission and payment of physician claims for reimbursement. Any failure of our services to comply with these laws and regulations could result in substantial liability including, but not limited to, criminal liability, could adversely affect demand for our services and could force us to expend significant capital, research and development and other resources to address the failure. Errors by us or our systems with respect to entry, formatting, preparation or transmission of claim information may be determined or alleged to be in violation of these laws and regulations. Determination by a court or regulatory agency that our services violate these laws could subject us to civil or criminal penalties, invalidate all or portions of some of our client contracts, require us to change or terminate some portions of our business, require us to refund portions of our services fees, cause us to be disqualified from serving clients doing business with government payers and have an adverse effect on our business.

We are subject to the Stark Law, which may result in significant penalties.

Provisions of the Omnibus Budget Reconciliation Act of 1993 (42 U.S.C. § 1395nn) (the “Stark Law”) prohibit referrals by a physician of “designated health services” which are payable, in whole or in part, by Medicare or Medicaid, to an entity in which the physician or the physician’s immediate family member has an investment interest or other financial relationship, subject to several exceptions. Unlike the Fraud and Abuse Law, the Stark Law is a strict liability statute. Proof of intent to violate the Stark Law is not required. The Stark Law also prohibits billing for services rendered pursuant to a prohibited referral. Several states have enacted laws similar to the Stark Law. These state laws may cover all (not just Medicare and Medicaid) patients. Many federal healthcare reform proposals in the past few years have attempted to expand the Stark Law to cover all patients as well. As with the Fraud and Abuse Law, we consider the Stark Law in planning our products, marketing and other activities, and believe that our operations are in compliance with the Stark Law. If we violate the Stark Law, our financial results and operations could be adversely affected. Penalties for violations include denial of payment for the services, significant civil monetary penalties, and exclusion from the Medicare and Medicaid programs.

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We are Required to Comply with Medical Device Reporting (MDR) and We Must Report Certain Malfunctions, Deaths and Serious Injuries Associated with Our Medical Device Which Can Result In Voluntary Corrective Actions, Mandatory Recall or FDA Enforcement Actions.

Under applicable FDA MDR regulations, medical device manufacturers are required to submit information to the FDA when they receive a report or become aware that a device has or may have caused or contributed to a death or serious injury or has or may have a malfunction that would likely cause or contribute to death or serious injury if the malfunction were to recur.

All manufacturers placing medical devices on the market in the European Economic Area and the United States are legally bound to report any serious or potentially serious incidents involving devices they produce or sell to the regulatory agency, or Competent Authority, in whose jurisdiction the incident occurred.

If our products fail to comply with evolving government and industry standards and regulations, we may have difficulty selling our products.

We may be subject to additional federal and state statutes and regulations in connection with offering services and products via the Internet. On an increasingly frequent basis, federal and state legislators are proposing laws and regulations that apply to Internet commerce and communications. Areas being affected by these regulations include user privacy, pricing, content, taxation, copyright protection, distribution, and quality of products and services. To the extent that our products and services are subject to these laws and regulations, the sale of our products and services could be harmed.

Risks related to our Common Stock

There is not now, and there may never be, an active market for our common stock.

Our common stock is listed on the OTCQB level of the OTC Market under the symbol “USAQ,” but there is no active trading market for our common stock. There can be no assurance that an active trading market for our securities will develop, or that if one develops, that it will be sustained. The trading market for securities of companies listed on the OTC Market is substantially less liquid than the average trading market for companies listed on a national securities exchange. In addition, our ability to raise capital will be adversely affected by a listing on the OTC Market, as compared to a listing on a national securities exchange.

Our stock price is likely to be highly volatile because of several factors, including a limited public float.

The market price of our common stock has been volatile and is likely to be highly volatile in the future. You may not be able to resell shares of our common stock following periods of volatility because of the market’s adverse reaction to volatility.

Factors that could cause such volatility include, among other things:

●	actual or anticipated fluctuations in our operating results;
●	the limited number of securities analysts covering us and distributing research and recommendations about us;
●	the low public float for our common stock;
●	the low trading volume of our common stock;
●	announcements concerning our business or those of our competitors;
●	actual or perceived limitations on our ability to raise capital when we require it, and to raise such capital on favorable terms;
●	conditions or trends in our industry;
●	litigation;
●	changes in market valuations of similar companies;
●	future sales of common stock;
●	departure of key personnel or failure to hire key personnel; and
●	general market conditions.

Any of these factors could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has at times experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock and/or warrants, regardless of our actual operating performance.

Our common stock is subject to the “Penny Stock” Rules of the SEC, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer approve a person’s account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience and objectives of the person; and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common shares and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Shares eligible for future sale may adversely affect the market.

The Shares of common stock being offered by this Prospectus, other than any of such shares which are acquired by our “affiliates,” as defined in Rule 144, will be freely tradable without restriction or registration under the Securities Act. In addition, from time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months, subject only to the current public information requirement. Affiliates may sell after six months, subject to the Rule 144 volume, manner of sale (for equity securities), current public information, and notice requirements. Of the 8,679,170 shares of our common stock outstanding as of September 2, 2021, approximately 1,349,788 shares are tradable without restriction and the balance are restricted securities which may be sold in accordance with Rule 144. Given the limited trading of our common stock, resale of even a small number of shares of our common stock pursuant to Rule 144 or an effective registration statement, including the shares offered by this Prospectus, may adversely affect the market price of our common stock.

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Our sole director and officer controls a majority of the votes which may be cast at a meeting of our stockholders.

In addition to the common stock owned by our sole director and officer, he owns shares of our Series A Preferred Stock which have the right to vote on all issues presented to our common stockholder. Taking into account the votes he is eligible to cast by virtue of the number of shares of our common stock and Series A Preferred Stock held by our sole officer and director, he controls a majority of the votes which may be cast at a meeting of our stockholders, and therefore controls our operations and will have the ability to control all matters submitted to stockholders for approval. This stockholder thus has complete control over our management and affairs. Accordingly, his ownership may have the effect of impeding a merger, consolidation, takeover or other business consolidation, or discouraging a potential acquirer from making a tender offer for our common stock, which may further affect its liquidity.

Under our Certificate of Incorporation, our director has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stockholders and with the ability to adversely affect stockholder voting power and perpetuate the board’s control over our company.

Our director may authorize the issuance of preferred stock in one or more series with such limitations and restrictions as it may determine, in its sole discretion, with no further authorization by security holders required for the issuance of such shares. The Board may determine the specific terms of the preferred stock, including: designations; preferences; conversions rights; cumulative, relative; participating; and optional or other rights, including: voting rights; qualifications; limitations; or restrictions of the preferred stock.

The issuance of preferred stock may adversely affect the voting power and other rights of the holders of common stock. Preferred stock may be issued quickly with terms calculated to discourage, make more difficult, delay or prevent a change in control of our company or make removal of management more difficult. As a result, the Board of Directors’ ability to issue preferred stock may discourage the potential hostile acquirer, possibly resulting in beneficial negotiations. Negotiating with an unfriendly acquirer may result in terms more favorable to us and our stockholders. Conversely, the issuance of preferred stock may adversely affect the market price of, and the voting and other rights of the holders of the common stock. We presently have no plans to issue any preferred stock.

We incur significant costs as a result of operating as a public company and our management will have to devote substantial time to public company compliance obligations.

The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the national stock exchanges, have imposed various requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance requirements and any new requirements that the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 may impose on public companies. Moreover, these rules and regulations, along with compliance with accounting principles and regulatory interpretations of such principles, have increased and will continue to increase our legal, accounting and financial compliance costs and have made and will continue to make some activities more time- consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantial costs to maintain the same or similar coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or our board committees, or as executive officers. We will evaluate the need to hire additional accounting and financial staff with appropriate public company experience and technical accounting and financial knowledge. We estimate the additional costs to be incurred as a result of being a public company to be in excess of $150,000 annually.

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Effective internal controls are necessary for us to provide reliable financial reports and to effectively prevent fraud. Management has assessed the effectiveness of our internal control over financial reporting as of June 30, 2021. Based on our assessment, we have concluded that our internal control over financial reporting were not effective as of June 30, 2021, due to lack of an oversight committee and lack of segregation of duties. Management will consider the need to add personnel and implement improved review procedures.

Our system of internal control over financial reporting is not effective and we need to take remedial measures to improve our internal control over financial reporting. Remedial measures will likely require hiring additional personnel. We cannot assure that the measures we will take to remediate areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future. If we are unable to maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We have not declared or paid any cash dividends on our common stock nor do we anticipate paying any in the foreseeable future. Furthermore, we expect to retain any future earnings to finance our operations and expansion. The payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our earnings levels, capital requirements, any restrictive loan covenants and other factors the Board considers relevant. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. We cannot assure you that you will be able to sell shares when you desire to do so.

We are a “Smaller Reporting Company” with reduced disclosure requirements which may make our common stock less attractive to investors

We are a “smaller reporting company.” As a “smaller reporting company,” the disclosure we are required to provide in our SEC filings are less than it would be if we were not a “smaller reporting company.” Specifically, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting and have certain other decreased disclosure obligations in their SEC filings, including, among other things, being permitted to provide two years of audited financial statements in annual reports rather than three years. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze the Company’s results of operations and financial prospects which may make our common stock less attractive, which may result in a less active trading market, higher volatility and a lower price for our common stock.

We are an “emerging growth company” and our election to comply with the reduced disclosure requirements as a public company may make our common stock less attractive to investors.

For so long as we remain an “emerging growth company,” as defined in the JOBS Act, we may take advantage of certain exemptions from various requirements applicable to public companies that are not “emerging growth companies,” including not being required to comply with the independent auditor attestation requirements of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, being required to provide fewer years of audited financial statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We would cease to be an “emerging growth company” upon the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a large accelerated filer, with at least $700 million of equity securities held by non-affiliates; (iii) the date on which we have, in any three-year period, issued more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending five years after our initial public offering of our stock. We may choose to take advantage of some but not all of these reduced reporting burdens. Accordingly, the information contained in our periodic reports may be different than the information provided by other public companies. The JOBS Act also provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period under the JOBS Act. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards. It is possible that some investors will find our common stock less attractive as a result, which may result in a less active trading market for our common stock and higher volatility in our stock price.

Limitations on director and officer liability and indemnification of our officers and directors by our articles of incorporation, as amended, and by-laws it may discourage stockholders from bringing suit against an officer or director.

Our articles of incorporation, as amended, and bylaws provide, with certain exceptions as permitted by Nevada law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director or officer, unless the director or officer committed both a breach of fiduciary duty and such breach was accompanied by intentional misconduct, fraud or knowing violation of law. These provisions may discourage stockholders from bringing suit against a director or officer for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of us against a director or officer.

We are responsible for the indemnification of our officers and directors.

Should our officers and/or directors require us to contribute to their defense in an action brought against them in their capacity as such, we may be required to spend significant amounts of our capital. Our articles of incorporation, as amended, and bylaws also provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. In addition, we have entered into an indemnification agreement with our Chief Executive Officer. This indemnification policy could result in substantial expenditures, which we may be unable to recoup. If these expenditures are significant or involve issues which result in significant liability for our key personnel, we may be unable to continue operating as a going concern.

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DESCRIPTION OF BUSINESS

This Prospectus contains “forward-looking statements”. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objections of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing.

Forward-looking statements may include the words “may,” “could,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words. These forward-looking statements present our estimates and assumptions only as of the date of this report. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the dates on which they are made.

Throughout this Prospectus references to “we”, “our”, “us”, “USA Equities”, “Medical Practice Income”, “MPI”, “the Company”, “the Registrant” and similar terms refer to USA Equities Corp and its wholly owned subsidiaries.

Company Background and Overview

We are a medical device technology and software as a service (SaaS) company focused on enabling primary care physicians (PCP’s) to increase their revenues by providing them with relevant, value-based tools to evaluate and treat chronic disease as well as provide preventive care through reimbursable procedures. In some cases, the products we will provide our physician clients will enable them to diagnose and treat patients with chronic diseases which they historically have referred to specialists, allowing them to increase their practice revenue. As part of our mission, we are providing PCP’s with the software, training and devices necessary to allow them to treat their patients using value-based healthcare, informatics and algorithmic personalized medicine, including digital therapeutics. Our virtual and point of care solutions also support remote patient monitoring, to address chronic care and preventive medicine and are reimbursable to the medical practice.

In November 2020, we began shipping AllergiEnd® diagnostic related products and immunotherapy treatments to PCPs in response to their requests based upon courses of treatment recommended for their patients building on the capabilities of QHSLab, our primary SaaS tool. The Company’s revenue generated from sales of AllergiEnd® products was $124,532 in the fourth of quarter 2020 and $759,957 for the first six months of 2021.

In June 2021, the Company announced that it had acquired the method patent, trademark and website associated with AllergiEnd®’s diagnostic and allergen immunotherapy product portfolio from MedScience Research Group, Inc. The acquisition of the AllergiEnd® assets provides the Company the opportunity to more fully integrate and leverage the product portfolio across our marketing platform, customer relationships and cost structure.

Based on the success of PCPs using our QHSLab allergy diagnostics combined with the products acquired from MedScience, we intend to increase our revenues by charging physicians a monthly subscription fee for the use of QHSLab and soliciting additional PCPs to increase their revenues by using our proven revenue generating QHSLab and AllergiEnd® line of products. We also plan to introduce additional point of care diagnostic and treatments, and digital medicine programs that PCPs can use and prescribe in their practices. In all cases, PCPs will be paid under existing government and private insurance programs, based upon analyses conducted utilizing QHSLab and treatments provided as a result of such analyses.

Industry

The healthcare industry has yet to experience the improvements in outcomes, access, and cost-effectiveness that have transformed many other industries through the use of digital technologies. In an effort to address a worsening pandemic of chronic diseases associated with aging populations, technology companies are now contributing innovative solutions that enhance chronic care management through the structured capture, storage and analysis of large quantities of patient data, and remote monitoring digital applications to reduce the burden of care on healthcare systems.

Digital medicine products utilizing sophisticated hardware and software to capture, store, analyze and access patient data, can be used independently or in concert with pharmaceuticals, biologics, devices, or other products to optimize patient care and health outcomes. A key component of digital medicine is the analysis of raw patient data, including physiological and environmental signals or responses to digital health risk assessments to provide the physician with result-oriented output that can be used to assess a patient’s health and when appropriate, prescribe a course of treatment

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Digital Therapeutics, that is, the use of digital medicine products to assess a patient’s state of health and monitor progress in response to recommended lifestyle changes and treatment regimens, is considered a treatment in its own right, and may be reimbursable depending upon patient outcomes and data capture, giving health-care providers an economic incentive to engage in digital therapeutics. We intend to add features to our QHSLab which allow PCPs to engage in digital therapeutics for which they will be reimbursed.

QHSLab Expert System

We have developed and are constantly upgrading our high-level, fully automated cloud-based Software as a Service (SaaS) system named the Quality Health Score Lab Expert System (“QHSLab”) which will provide physicians and healthcare organizations with the ability to capture and store patient information electronically in a secure database. The patients’ data can be analyzed by specific and proprietary algorithms, assisting the physician in making a diagnosis and prescribing a course of treatment. In addition to providing QHSLab to approximately 150 general practice physicians on a test basis in 2020, we provided these physicians with the analytical tools necessary to diagnose and treat allergies which allowed them to increase revenues by expanding the breadth of their practices. Our focus for the immediate future, is to increase the number of physicians utilizing our QHSLab, to charge all users a monthly fee, to expand the number of diagnostic algorithms incorporated into the QHSLab and to add features which allow PCPs to engage in reimbursable forms of digital therapeutics, thereby enabling general practice physicians to increase their revenues.

Our QHSLab Expert System is capable of handling large quantities of data, without compromising security, accuracy or precision. We can set parameters to accommodate prospective client physician and healthcare organization policy and will deal easily with significant increases in user work load. Our cloud-based software and IT system scales to allow a virtually unlimited number of user sessions to be activated. By utilizing a set, well-known path built into our third-party ‘robust’ cloud server infrastructure our QHSLab is not only capable of scaling to a large number of users, but is also built on a globally-scalable architecture, allowing us to deliver high availability to users in just about any geographic region.

The importance of identifying particular health risks and the indicators of the risks to be identified vary between different healthcare settings and sectors. Some require psychological data while others require a detailed medical history and list of medications. The data collected and analyzed by our QHSLab and the feedback provided to a physician can be tailored to provide the physician with an individualized assessment tailored to his practice.

Advantages of the QHSLab Expert System

QHSLab has the potential to play the same role in behavioral medicine and lifestyle interventions that pharmacological interventions play in biological medicine. It will help physicians and healthcare organizations overcome barriers preventing adoption of behavioral and therapeutic change programs for health promotion and disease prevention through easy to use applications.

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Through purposeful design, the QHSLab Expert System:

●	Conducts a comprehensive assessment of patient behaviors, lifestyle and disease risk;

●	Integrates into existing physician and healthcare interventions;

●	Collects and compiles relevant, empirical data;

●	Utilizes this information for decision making (both artificial and naturalistic);

●	Accounts for individual differences yet is appropriate for whole populations;

●	Provides guidelines for consistent decisions;

●	Demonstrates flexibility by allowing new variables to be added;

●	Requires relatively low-skilled IT involvement in assessment or patient program development; and

●	Maximizes revenue by providing less costly ‘digital’ alternatives to face-to-face interactions.

Our interventions will be ideal for population-based approaches. We provide an efficient means of screening. Upon development, our interactive artificial intelligence (AI) based programs will branch into in-depth assessment when a problem area is identified. QHSLab will include a large array of interventions that can be matched to individual user requirements.

QHSLab will be expanded to incorporate a wide variety of different intervention materials. Our AI driven approaches will range from patient treatment seeking intentions and motivational materials for participants in early stages of behavioral change to more detailed advice and support for participants in later stages of behavioral change. As a participant progresses (or regresses), different intervention materials will be available.

Our system will provide an automated recording device so that minimal amounts of progress can be detected and reinforced. Gathering data through automation provides an extensive empirical data base that can be used to both serve the participant and provide an evaluation of the effectiveness of the system. Since health risk prevention can be very expensive in terms of the resources required to provide services to all participants, QHSLab represents a far less costly alternative.

AllergiEnd®

The first point of contact for most allergy patients is their primary care doctor or pediatrician. There are approximately 60 million Americans affected by allergic disorders, yet there are fewer than 3,000 practicing Board Certified Allergists and approximately 2,400 Board Certified Otolaryngologists specializing in allergy or approximately 1 specialist for every 11,000 allergy sufferers. It is estimated that the number of full-time equivalent (FTE) allergists/immunologists will decline about 7 percent in coming years. Meanwhile, demand for the services these physicians provide is projected to increase by 35 percent over the foreseeable future.

Only a limited number of primary care physicians have sufficient training to diagnose and treat allergy-suffering patients in their offices. The primary care provider is managing many forms of chronic diseases today that in the past were in the specialist domain, while allergies have remained the exception. We believe there is a need to equip primary care physicians, physician assistants, nurse practitioners, and nurses with the ability to diagnose and treat allergy sufferers and that this need provides the strong economic opportunity for the Company.

The AllergiEnd® system empowers the non-allergist primary care provider with means to test patients for a broad spectrum of allergens within the confines of his office, thereby enabling the physician to identify the specific cause of the patient’s allergies which can lead to targeted allergen immunotherapy treatment as opposed to merely masking symptoms with various anti-histamines. The product line consists primarily of a disposable, one-time use set of FDA cleared and patented skin test applicators and a unique patented test tray for use with the test applicators.

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As part of our service, we provide physicians and their staff with the know-how and training in allergy screening via the QHSLab digital medicine platform, skin test confirmation of the particular allergen causing the allergy symptoms and targeted allergen immunotherapy necessary to enable the physician to desensitize positive allergic patients, thereby treating the cause of the allergies, not merely the symptoms. AllergiEnd® allergen immunotherapies are pharmacy compounded preparations provided by MedScience’s contract pharmacy in response to prescriptions given by the treating physicians that slowly expose the patient to small doses of the allergen culprit, either via subcutaneous injections in the doctor’s office or through convenient at home sublingual (under the tongue) oral drops. This approach is similar, if not identical, to that used by allergists the world over for many years. This builds the body’s immune system to the allergens, thereby overcoming the patient’s excessive reaction to allergens that were previously causing allergy symptoms. Allergen Immunotherapy practiced safety is the only known method of treatment that leads to prolonged tolerance to the allergens causing the patients allergic chronic disease. In addition to enhancing the level of care the doctor can provide his patient; the screening, testing and allergen immunotherapy are reimbursable under established CPT codes enhancing the physician’s practice and, in many instances, also providing a new cash pay alternative for physicians and their patients.

Competition

The market for future point of care and software as a service solutions is highly competitive and characterized by rapid change. The success of our solutions will be contingent upon our ability to provide superior solutions and a strong value proposition for all potential customers and their patients. Many existing competitors are well-established and enjoy greater resources or other strategic advantages. It is likely that there will be new entrants into our market, some of which may become significant competitors. With the introduction of new technologies and market entrants, we expect the competitive environment to be and remain intense. We currently face competition from a range of companies, including Teledoc Health, Virta Health Corp., Omada Health, Inc., Glooko, Inc., Hello Heart Inc., Lyra Health, Inc., Onduo LLC, Zillion, Inc., Lark Health and Noom, Inc.

Our main competitors fall into the following categories:

● private and public companies that offer specific chronic disease products and services, such as solutions for allergies and asthma, diabetes, hypertension, and certain addictions or behavioral health conditions;

● large enterprises focused on the healthcare industry, including initiatives and partnerships launched by companies which may offer or develop products or services with features or benefits that overlap with our proposed future solutions; and

● digital health device manufacturers that facilitate the collection of data but offer limited interpretation, feedback or guidance.

Many of our current competitors enjoy greater resources, recognition, deeper customer relationships, larger existing customer bases, and more mature intellectual property portfolios than we do currently.

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Intellectual Property

Although certain of our current software applications and pioneering methods, as well as those developed in the future, will be eligible for patent and trademark protection, we believe that the costs of maintaining and enforcing such intellectual property rights may not afford us a competitive advantage and for the immediate future we intend to rely primarily on maintaining the secrecy of our proprietary information.

Regulations and Healthcare Reform

The healthcare industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern the manner in which we and the PCPs which use our products provide and bill for services and collect reimbursement from governmental programs and private payors, our contractual relationships with vendors and clients, our marketing activities and other aspects of our operations. Of particular importance are:

●	the federal physician self-referral law, commonly referred to as the Stark Law;

●	the federal Anti-Kickback Act;

●	the criminal healthcare fraud provisions of HIPAA;

●	the federal False Claims Act;

●	reassignment of payment rules that prohibit certain types of billing and collection by companies which do business with PCPs;

●	similar state law provisions pertaining to anti-kickback, self-referral and false claims issues;

●	state laws that prohibit general business corporations, such as us, from practicing medicine; and

●	laws that regulate debt collection practices as applied to our debt collection practices;

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. Dealing with investigations can be time- and resource-consuming and can divert management’s attention from our business.

The FDA issued a Finalized Guidance on medical mobile applications (“Apps”). The FDA determined that certain Apps may meet the definition of a medical device because they provide the user with certain biologic information. The Guidance contains an appendix that provides examples of mobile apps that may meet the definition of medical device but for which the FDA intends to exercise enforcement discretion. These mobile apps may be intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease. Even though these mobile apps may meet the definition of medical device, the FDA intends to exercise enforcement discretion for these mobile apps because they pose lower risk to the public. Based on our understanding of the Guidance, although there can be no guarantee, we believe our QHSLab services will eventually be subject to regulatory requirements because such services seem to fall within the statutory examples of medical devices with respect to which the FDA intends to monitor compliance with applicable regulations. Although many of the APPs described in the Guidance have been in use for an extended period of time, the impact they have had on the need for patient visits to a physician and thus, on the use of our products, has not been determined.

Employees

As of August 31, 2021, we had five employees devoting full-time services to the Company, all of whom were engaged in direct sales. In addition, we engage independent entities and consultants that provide programming services, Quality Management System development and Medical Consulting & Advisory services. We believe that our relationships with our employees and consultants are good.

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USE OF PROCEEDS

The shares of our common stock offered by this prospectus are being registered solely for the account of the Selling Stockholders. We will not receive any of the proceeds from the sale of these shares. However, we may receive proceeds upon the exercise of the Warrants if exercised for cash. See “Plan of Distribution” elsewhere in this prospectus for more information.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is subject to quotation on the OTCQB Venture Market under the symbol USAQ. The following table shows the high and low trading prices for our common stock during the fiscal years 2020 and 2019, and the first six months of 2021, as reported by the OTC Market. These prices reflect inter-dealer quotations without adjustments for retail markup, markdown or commission, and do not necessarily represent actual transactions.

	Price Range
Period	High	Low
Six Months Ended June 30, 2021:
First Quarter	$0.70	$0.30
Second Quarter	$0.73	$0.51

Year Ended December 31, 2020:
First Quarter	$0.54	$0.05
Second Quarter	$0.53	$0.11
Third Quarter	$0.77	$0.21
Fourth Quarter	$0.70	$0.24

Year Ended December 31, 2019:
First Quarter	$0.75	$0.25
Second Quarter	$0.38	$0.25
Third Quarter	$0.25	$0.01
Fourth Quarter	$0.65	$0.01

Holders

On August 20, 2021, there were approximately 600 holders of record of our common stock. The number of record holders does not include persons who held our Common Stock in nominee or “street name” accounts through brokers.

Dividend Policy. We have neither declared nor paid any cash dividends on either preferred or common stock. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business and do not anticipate paying any cash dividends on our preferred or common stock. Any future determination to pay dividends will be at the discretion of the Board of Directors and will be dependent upon then existing conditions, including its financial condition, results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the Board of Directors considers relevant.

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MANAGEMENT’S DISCUSSION AND ANALYSIS AND OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion and analysis of financial condition and results of operations relates to the operations and financial condition reported in the financial statements of USA Equities Corp and its subsidiaries for the years ended December 31, 2020 and 2019, and for the first six months of 2021, and should be read in conjunction with such financial statements and related notes included in this report.

Overview

We are a medical device technology and software as a service (SaaS) company focused on enabling primary care physicians (PCP’s) to increase their revenues by providing them with relevant, value-based tools to evaluate and treat chronic disease through reimbursable procedures. In some cases, the products we will provide our physician clients will enable them to diagnose and treat patients with chronic diseases which they historically have referred to specialists, allowing them to enhance their practice revenue. As part of our mission, we are providing PCP’s with the software, training and devices necessary to allow them to treat their patients using value-based healthcare, informatics and algorithmic personalized medicine, including digital therapeutics which foster reimbursable behavior based remote patient monitoring, chronic care and preventive medicine.

In December 2019 we consummated a share exchange with the former stockholders of Medical Practice Income, Inc. (“MPI”) pursuant which we issued 2,172,600 shares of our common stock in exchange for all of the then issued and outstanding shares of common stock of MPI. As a result of this transaction, we became focused on value-based healthcare, informatics and algorithmic personalized medicine including digital therapeutics, behavior based remote patient monitoring, chronic care and preventive medicine.

The transaction with MPI was accounted for as a change in reporting entity between entities under common control, whereby a change in reporting entity requires retrospective combination of the entities for all periods as if the combination had been in effect since inception of common control in accordance with ASC 250-10-45-21. Except where the context requires otherwise, references herein to “we”, “us”, “our” and the “Company” are reference to USA Equities, Inc. and its wholly-owned subsidiaries, inclusive of MPI.

We introduced our QHSLab, Software as a Service (SaaS) platform which MPI was developing at the time of the share exchange, to 159 medical practices in June 2020 on a free test use basis. Through September, physicians in these practices provided 374 allergy patients with a QHSLab-generated allergen immunotherapy prescription, generating an estimated $664,608 in revenue for these physicians’ practices

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In November 2020, we began shipping AllergiEnd® diagnostic related products and immunotherapy treatments to PCPs in response to their requests based upon courses of treatment recommended for their patients building on the capabilities of QHSLab, our primary SaaS tool. The Company’s revenue generated from sales of AllergiEnd® products was $124,532 in the fourth of quarter 2020 and $759,957 for the first six months of 2021.

In June 2021, the Company announced that it had acquired the method patent, trademark and website associated with AllergiEnd®’s diagnostic and allergen immunotherapy product portfolio from MedScience Research Group, Inc. The acquisition of the AllergiEnd® assets provides the Company the opportunity to more fully integrate and leverage the product portfolio across our marketing platform, customer relationships and cost structure.

Based on the success of PCPs using our QHSLab allergy diagnostics combined with the products acquired from MedScience, we intend to increase our revenues by charging physicians a monthly subscription fee for the use of QHSLab and soliciting additional PCPs to increase their revenues by using our proven revenue generating QHSLab and AllergiEnd® line of products. We also plan to introduce additional point of care diagnostic and treatments, and digital medicine programs that PCPs can use and prescribe in their practices. In all cases, PCPs will be paid under existing government and private insurance programs, based upon analyses conducted utilizing QHSLab and treatments provided as a result of such analyses.

Recent Market Conditions

During March 2020, a global pandemic was declared by the World Health Organization related to the rapidly growing outbreak of a novel strain of coronavirus (“COVID-19”). The pandemic has significantly impacted economic conditions in the United States and throughout the world.

The ultimate impact of the COVID-19 pandemic is highly uncertain and we do not yet know the full extent of potential impacts on our business, financing or global economy as a whole. However, these effects could have a material impact on our liquidity, capital resources and operations.

COVID-19 has accelerated both the healthcare provider and patient acceptance of virtual care technologies. Many patients are now open to telemedicine, which is excellent, but it’s not the complete solution, as it still requires a physician’s direct involvement. Regulators and insurance companies recognize what health care technologists have been saying for nearly 15 years, which is that most chronic conditions are better managed with more frequent and short encounters than infrequent visits. Health insurers are beginning to recognize that AI enabled digital medicine technologies such as those provided through QHSLab can provide the necessary encounters to foster patient compliance in between visits to a physician.

Our ability to operate profitably is determined by our ability to generate revenues from the licensing of our QHSLab and the sale of diagnostic and treatment and the provision of services through our QHSLab. Currently, we are generating revenues from the sale of AllergiEnd® diagnostic related products and immunotherapy treatments. Our ability to generate a profit from these sales is determined by our ability to increase the number of physicians using these products. We will be constantly upgrading QHSLab in an effort to increase the number of products sold based upon the services it can provide and to be able to charge a fee for its use.

While our revenues are largely determined by the volume of product delivered and the prices at which such products are sold, our costs are determined by a number of factors. The principal factors impacting our costs are the cost of improvements to QHSLab, the costs of products sold to PCPs, marketing expenses to recruit new PCPs and introduce new products and financing costs. As our business grows, these costs should be spread over a wider base of PCPs leading to a reduction in costs per sale, helping to increase our gross margin.

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Results of Operations

Year ended December 31, 2020 as compared to the year ended December 31, 2019

During the fourth quarter of 2020 we began to sell the AllergiEnd® Products and recorded revenues of $124,532. In the second quarter of 2020, we distributed our QHSLab to 159 medical practices on a free test use basis. Prior to these activities, we were engaged primarily in research and development activities from which we derived no revenues. In 2020, we incurred a net loss of $327,388 as our expenses consisting of general and administrative expenses of $131,767, research and development of $98,290, marketing of $95,141, loss on extinguishment of debt of $21,299, cost of revenue of $74,439 and interest expenses of $30,984 exceeded our revenue of $124,532. This compared to a net loss in 2019 of $166,516 due to expenses consisting of general and administrative expenses of $53,870, research and development of $100,230 and interest expenses of $12,416 in the absence of any revenues.

Our general and administrative expenses increased by $77,897 during the year 2020 as compared to the prior year mainly due to increased expenses associated with operating as a public company. With our initial revenues occurring in 2020, we also started incurring marketing expenses with $95,141 and cost of revenue of $74,439 during 2020, both were $0 in 2019.

Three months and six months ended June 30, 2021 as compared to the three months and six months ended June 30, 2020

Revenues

For the three and six months ended June 30, 2021, we generated revenues of $455,622 and $759,957, respectively, compared to $0 revenues in the comparable periods of 2020 when we were focused on developing our software. The revenue increases for the three and six months ended June 30, 2021, sequentially and as compared to the comparable periods in 2020, was primarily driven by sales of Allergy Diagnostic Kits of $272,865 and Immunotherapy Treatment services of $169,579 for the three months ended June 30, 2021, and sales of Allergy Diagnostic Kits of $460,272 and Immunotherapy Treatment services of $277,432 for the six months ended June 30, 2021 as we continued to expand the roll-out of our product lines and customer base.

Our revenues consisted of the following:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Allergy Diagnostic Kit Sales	$272,865	$-	$460,272	$-
Immunotherapy Treatment Sales	169,579	-	277,432	-
Shipping and handling	13,178	-	22,253	-
Total revenue	$455,622	$-	$759,957	$-

Cost of Revenues and Gross Profit

Cost of revenues consists of the cost of the AllergiEnd® test kit products and allergen immunotherapy pharmacy prepared treatment sets, shipping costs to our customers as well as labor expenses directly related to product sales.

For the three months and six months ended June 30, 2021, cost of revenues was $248,502 and $$419,258, respectively. There were no cost of revenues in the comparable periods of 2020 as we had no sales in such periods.

The Company generated a gross profit of $207,120, or a 45.5% gross margin for the three months ended June 30, 2021, and a gross profit of $340,699, or a 44.8% gross margin for the six months ended June 30, 2021. The increase in gross margin during the three months ended June 30, 2021, as compared to the quarter ended March 31, 2021, was primarily attributable to the larger base of sales as well as changes in customer and product mix.

We are introducing new products at an early stage in our development cycle and the gross margins may vary significantly between periods, due, among other things, to differences among our customers and products sold, customer negotiating strengths, and product mix.

Research and Development

Research and development (“R&D”) includes expenses incurred in connection with the research and development of our medical device technology solution. R&D costs are expensed as they are incurred.

For the three months ended June 30, 2021, R&D expenses totaled $15,271 which is a decrease of $5,053, or 25%, compared to $20,324 for the three months ended June 30, 2020.

For the six months ended June 30, 2021, R&D expenses totaled $43,292 which is a decrease of $4,620, or 10%, compared to $47,912 for the six months ended June 30, 2020.

The decreases in R&D expenses for the three and six months ended June 30, 2021, as compared to the comparable periods of 2020, are primarily due to a reduction in the amount of time associated with R&D contractors. We expect that our R&D expenses will increase as we invest in and expand our operations and further develop new products and services as part of the Company’s growth strategy.

Selling and Marketing

Selling and marketing expenses consist primarily of costs associated with selling and marketing our products to PCP’s, principally ongoing sales efforts to recruit new PCP’s and maintain our relationships with PCP’s already using our software and products. Beginning in January 2021, these expenses included newly hired employees in addition to third-party consultants. For the three months ended June 30, 2021, selling and marketing expenses totaled $161,619 compared to $19,850 for the three months ended June 30, 2020.

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For the six months ended June 30, 2021, selling and marketing expenses totaled $273,308 compared to $19,850 for the six months ended June 30, 2020.

The increases in our selling and marketing expenses during the three and six months ended June 30, 2021, as compared to the comparable periods of 2020, reflect our increased marketing efforts. We expect our selling and marketing expenses to increase as we grow our customer base and launch additional products. However, sales and marketing expenses as a percentage of revenue may decrease if we are successful in onboarding a sufficient number of PCP’s and maintaining our relationships with these PCP’s once they begin to purchase our products.

General and Administrative

General and administrative expenses consist primarily of costs associated with operating a business including accounting, legal and management consulting fees.

For the three months ended June 30, 2021, general and administrative expenses totaled $134,964, an increase of $119,920, compared to $15,044 for the three months ended June 30, 2020.

For the six months ended June 30, 2021, general and administrative expenses totaled $205,090, an increase of $166,912, compared to $38,178 for the six months ended June 30, 2020.

The increases in general and administrative expenses for the three and six months ended June 30, 2021, as compared to the comparable periods of 2020, were primarily due to increased fees for legal, investor relations and management services associated with the increase in our business activities. Additionally, we incurred expenses associated with processing payments on the sales invoices generating revenue.

Other Expense

For the three months ended June 30, 2021, interest expense increased by $961 to $7,593 from $6,632 for the three months ended June 30, 2020

For the six months ended June 30, 2021, interest expense increased by $4,992 to $18,022 from $13,030 for the six months ended June 30, 2020. The increase in interest expenses for the three and six months ended June 30, 2021, was due to an increase in the convertible note payable balances and recently incurred debt at June 30, 2021 compared to June 30, 2020.

Liquidity and Capital Resources

Liquidity is a measure of a company’s ability to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. On June 30, 2021, we had current assets totaling $285,178, including $145,947 of cash, $58,599 of accounts receivable, $65,491 of inventory, and $15,141 related to prepaid balances and other current assets. At such date we had total current liabilities of $368,682 consisting of $45,232 in accounts payable, $311,557 relating to current portions of loan balances and $11,893 in accrued expenses and other current liabilities. Our long-term liabilities balance of $1,070,562 consisted of convertible notes totaling $432,377 and $524,443 associated with the long-term portion of loans payable, and accrued interest expenses of $113,742.

On December 31, 2020, we had $297,863 of current assets including $94,342 of cash, $60,522 of accounts receivable, $99,701 of inventory, $11,598 related to the prepayment of service contracts. We had total current liabilities of $214,620 consisting of $159,620 in accounts payable and accrued expenses and $55,000 in a convertible note payable. Our long-term liabilities at such date of $691,569 consisted of seven convertible notes in the aggregate principal and premium amount of $576,003 along with accrued interest expenses of $115,566. As of December 31, 2020, we had total liabilities of $906,189.

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The increase in our liabilities from December 31, 2000, to June 30, 2021, relates primarily to the promissory note of $750,000 issued in connection with our acquisition of certain assets related to our AllergiEnd® products. The acquisition of these assets should enable us to increase our margins on the sale of these products enabling us to satisfy the $750,000 Note.

The increases in accounts receivable, inventory and accounts payable primarily relate to sales of AllergiEnd® Products.

We used cash of $99,404 and $66,451 in operations during the six-month periods ending June 30, 2021 and 2020, respectively. We began to generate revenues in the fourth quarter of 2020. Nevertheless, we continued to generate negative cash flows which were financed primarily through our entry into a factoring agreement for our receivables, a loan from our credit card processor and related-party borrowings as we had done previously. As a result, we owed $418,345, including principal and accrued interest, to our principal shareholder as of June 30, 2021. In addition, to preserve our cash, we paid our obligations to certain of our vendors by issuances of an aggregate of 80,000 shares of our common stock during the first six months of 2021, net of cancelled shares.

Our convertible notes payable were reduced during the first six months of 2021 as four notes totalling $326,288, inclusive of accrued interest, were converted into 760,290 shares of our common stock and 89,793 warrants. In addition, in the second quarter of 2021 we sold 50,000 shares of our common stock to one individual for $30,000.

Although we are now generating revenues from the sale of our AllergiEnd® products we are likely to continue to require funds to support our operations for the immediate future. If our business continues to grow, we will seek to satisfy our cash needs by issuances of our equity securities or debt. In the past, we have had to rely on our principal shareholder to support our operations. If we are unable to obtain the funds we need from third parties, there is no assurance that any of our related parties will continue to provide such capital as may be necessary to continue our business or, if such funds are provided, that the agreed upon terms of any advance will be favorable to us.

To facilitate the expansion of our operations, on August 10, 2021, we entered into the Securities Purchase Agreement with Mercer, pursuant to which we issued the “Note in the principal amount of $806,000 and warrants to purchase 930,000 shares of our common stock (the “Warrants”) for which we received consideration of $750,000 and from which, after payment of brokerage commissions and other expenses, we derived net proceeds of approximately $665,000.

The principal amount of the Note and all interest accrued thereon are payable on August 10, 2022, and are secured by a lien on substantially all of our assets. The Note provides for interest at the rate of 5% per annum, payable at maturity, and is convertible into shares of our common stock at a price of $0.65 per share, subject to anti-dilution adjustments in the event of certain corporate events as set forth in the Note, provided that if the average closing price of our common stock during any ten consecutive trading days during the period beginning on September 15, 2021, and ending November 15, 2021 is below $0.65, the conversion price shall be reduced to such average price but in no event less than $0.455 per share. In addition to customary anti-dilution adjustments the Note provides, subject to certain limited exceptions, that if we issue common stock or common stock equivalents at a per share price lower than the conversion price then in effect, the conversion price will be reduced to the per share price at which such shares or common share equivalents are sold.

The Warrants are exercisable for a period of three years at a price of $1.25 per share, subject to customary anti-dilution adjustments. The shares issuable upon conversion of the Note and exercise of the Warrants are among the shares being registered pursuant to this registration statement.

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Plan of Operation and Funding

We had an accumulated deficit of $1,947,732 at June 30, 2021, generated net losses of $199,013 and $140,269 for the six months ended June 30, 2021 and 2020, respectively, and used cash of $99,404 and $66,451 in operations in these periods. Although we began to generate revenue during the fourth quarter of 2020, we anticipate that we will continue to generate negative cash flow for the immediate future. These factors, among others, raise substantial doubt about our ability to continue as a going concern for a reasonable period of time. Our continuation as a going concern is dependent upon our ability to obtain necessary equity or debt financing and ultimately from generating revenues and positive cash flow to continue operations. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

We expect that working capital requirements will continue to be funded through a combination of our existing funds, further issuances of securities and borrowings, and that we will remain highly leveraged as we seek to expand our business. Our working capital requirements are expected to increase in line with the growth of our business, as we incur marketing expenses and the cost of building an inventory and increase our personnel. As a result of the consummation of the Securities Purchase Agreement with Mercer, existing working capital further advances and debt instruments, and anticipated cash flow are expected to be adequate to fund our operations over the next twelve months. We have entered into a Receivables Purchase and Security Agreement providing us with up to $150,000 against certain accounts receivable and received a short-term from our merchant bank with repayments tied to future credit card payment transactions. Generally, we have financed operations to date through the proceeds of the private placement of equity and debt instruments, and advances from our principal shareholder. In connection with our business plan, management anticipates additional increases in operating expenses and capital expenditures relating to: (i) developmental expenses associated with a start-up business and (ii) marketing expenses. We intend to finance these expenses by raising additional capital or, when available, borrowing additional funds. Additional issuances of equity or convertible debt securities will result in dilution to our current shareholders. Further, such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective new business endeavors or opportunities, which could significantly and materially restrict our business operations.

Off-Balance Sheet Arrangements

As of June 30, 2021, December 31, 2020 and 2019, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Exchange Act of 1934.

Contractual Obligations and Commitments

As of June 30, 2021, and December 31, 2020 and 2019, we did not have any off balance sheet contractual obligations requiring disclosure under this caption.

Critical Accounting Policies

Our significant accounting policies are described in the notes to our financial statements included elsewhere in this annual report.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act), we are not required to provide the information called for by Item 304 of Regulation S-K.

DIRECTORS AND EXECUTIVE OFFICERS

Name	Age	Title
Troy Grogan	44	CEO, CFO and Chairman

Troy Grogan has been our Chairman and CEO since June 2016. Mr. Grogan has a background in health promotion, healthcare technology, and medical education – originally in Australia. He was previously appointed by the Minister of Health to one of Australia’s largest health systems in Sydney and served on numerous committees for over ten years. Mr. Grogan has also been involved in a US based medical device manufacturer, founded a workplace wellness company, and co-developed numerous University-affiliated Continuing Medical Education programs for physicians and healthcare providers. Mr. Grogan attended Newcastle University, majoring in biological sciences and the University of New England where he studied Corporate Governance.

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EXECUTIVE COMPENSATION.

Officer’s and Director’s Compensation

Mr. Grogan, our CEO and only executive officer, does not have an employment agreement and is not entitled to receive any compensation for services rendered prior to December 31, 2020. Mr. Grogan does not intend to receive any compensation for his services until our Company is generating positive cash flow. From time to time, the Company reimburses Mr. Grogan for out-of-pocket expenses incurred when acting on behalf of our Company.

Equity Awards

We did not grant Mr. Grogan any equity awards or stock options during the year ended December 31, 2020.

Outstanding Equity Awards at Fiscal Year-End

There were no equity awards outstanding as of the year ended December 31, 2020, nor were there any securities authorized for issuance under equity compensation plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership

The following table sets forth information concerning beneficial ownership of our common stock as of August , 2021, by (i) any person or group with more than 5% of our common stock, (ii) our sole director, (iii) and our sole officer and director as a “group.”

Except as otherwise indicated, we believe, that each party named in the table below has sole investment and voting power with respect to his shares, subject to community property laws, where applicable. As of September 2, 2021, we had outstanding 8,679,170 shares of common stock and 1,080,092 shares of Series A Preferred Stock. Shares of Series A Preferred Stock are convertible into shares of our common stock at a conversion price of $0.05 per shares, subject to certain anti-dilution adjustments. In addition, shares of common stock issuable upon exercise of options, warrants and other convertible securities anticipated to be exercisable or convertible at or within sixty days of August , 2021, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those securities, and the group as a whole, but are not deemed outstanding for computing the percentage ownership of any other person. The address of Mr. Grogan is c/o of our company at 901 Northpoint Parkway, Suite 302, West Palm Beach, Florida 33407.

Name of Shareholder	Amount and Nature of Beneficial Ownership		Percent of Common Stock
Directors and Executive Officers:
Troy Grogan[1]	11,347,393	(1)	68.053%
All directors and executive officers as a group (1 person)	11,347,393	(1)	68.053%
Owners of more than 5% of our outstanding shares: Mercer Street Global Opportunity Fund, LLC	2,232,000	(2)	20.46%
Marvin Smollar	765,392		8.82%
Alex Mirakian	701,805		8.09%

(1)	Includes 3,352,145 shares of common stock, 5,400,460 shares of common stock that may be acquired upon conversion of shares of Series A Preferred Stock and 2,594,788 shares of common stock that may be acquired upon conversion of promissory notes.
(2)	Jonathan Juchno is the managing partner of Mercer Street Global Opportunity Fund, LLC, and its principal business address is 1111 Brickell Avenue, Suite 2920, Miami, Florida 33131. Includes 1,302,000 shares of common stock issuable upon conversion of the Note, including interest, at a conversion price of $0.65 per share, and 930,000 shares of common stock issuable upon exercise of the M Warrants, without giving effect to the blocker described in the next sentence. The Note and Warrants held by Mercer are subject to beneficial ownership limitations such that the Note and Warrants may not be converted or exercised, respectively, if it would result in the holder exceeding the beneficial ownership limitation. The beneficial ownership limitation is initially 9.99% and in the case of the Note may be increased, upon 61 days’ notice to the Company, or in the case of the Note and Warrant, decreased immediately upon written notice to the Company. The Note has an initial conversion price of $0.65 per share provided that if the average closing price of our common stock during any ten consecutive trading days beginning on September 16, 2021, and ending on November 15, 2021, is below $0.65, the conversion price shall be reduced to such average price but in no event less than $0.455 per share. The number of shares being ascribed to Mercer give no effect to the additional 558,000 shares issuable upon conversion of the Note if the conversion price is reduced to $0.455 per share.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On September 30, 2020, we issued a Convertible Promissory Note in the principal amount of $88,016 to Troy Grogan in consideration for advances previously made to the Company. This note bears interest at the rate of 6% per annum and is due and payable on December 31, 2022. The Note is convertible into shares of common stock at a price of $1.00 per share. As of December 31, 2020, this note had $1,331 of accrued interest.

Our principal executive offices are located at 901 Northpoint Parkway Suite 302, West Palm Beach, FL 33407. We are provided our office space at no cost by an entity controlled by Troy Grogan.

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SELLING STOCKHOLDERS

We have prepared this prospectus to allow the Selling Stockholders identified in the table below or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 2,349,938 shares of our common stock, which number excludes an additional 558,000 which may be sold by Mercer as described in footnote (1) to the table below. Of the common stock being offered by the Selling Stockholders, 36,145 shares are currently held by them and the balance are issuable upon conversion of the Note and Warrants. For additional information regarding the issuance of the Notes and Warrants, see the subsection of this prospectus entitled “Prospectus Summary - Recent Developments” above. We are registering the shares offered hereby to permit the Selling Stockholders to offer the shares for resale from time-to-time. Except as described in the subsection entitled “Prospectus Summary - Recent Developments” above, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below presents information regarding the Selling Stockholders and the shares of our common stock that they may sell or otherwise dispose of from time to time under this prospectus. Percentages of beneficial ownership are based upon 8,679,170 shares of common stock issued and outstanding as of the date of effectiveness of the registration statement of which this this prospectus is a part. Beneficial ownership is determined under Section 13(d) of the Exchange Act and generally includes voting or investment power with respect to securities and including any securities that grants a Selling Stockholder the right to acquire our common stock within 60 days of the date of this prospectus. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

The first column lists the shares of common stock beneficially owned by each Selling Stockholder prior to this offering, without regard to any limitations on conversions or exercise. The second column lists the number of shares being offered by the Selling Stockholders in this offering, without regard to any limitations on conversions or exercise. Under the terms of the Note and M Warrants issued to Mercer, it may not convert the Note or exercise the Warrants to the extent (but only to the extent) it or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 9.99%. The number of shares in the first and second columns do not reflect these limitations. See “Plan of Distribution.”

We do not know when or in what amounts the Selling Stockholders may sell or otherwise dispose of the shares covered hereby. We currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of the shares by them other than the Registration Rights Agreement with Mercer and the Placement Agent Agreement with the Placement Agent described below. The Selling Stockholders might not sell any or all of the shares covered by this prospectus or may sell or dispose of some or all of the shares other than pursuant to this prospectus.

Name of Selling Stockholder	Common Stock Number		Owned Prior to the Offering Percent	Shares Registered for Sale Pursuant to this Prospectus		Common Stock Owned Number		After the Offering Percent
Mercer Street Global Opportunity Fund, LLC	2,232,000	(1)	20.465	2,232,000	(1)	-0-	(4)	-0-
Carter Terry & Company	5,420		*	5,420		-0-		-0-
Adam Cabibi	30,725		*	30,725		-0-		-0-
Juan Escobar	278,417	(2)	3.18	69,604		208,813	(4)	2.39
Carlos Santos	48,755	(3)	*	12,189		36,566	(4)	*

* Less than 1%

(1) Jonathan Juchno is the managing partner of Mercer Street Global Opportunity Fund, LLC, and its principal business address is 1111 Brickell Avenue, Suite 2920, Miami, Florida 33131. Includes 1,302,000 shares of common stock issuable upon conversion of the Note, including interest, and 930,000 shares of common stock issuable upon exercise of the M Warrants, without giving effect to the blocker described below. The Note and Warrants held by Mercer Street Global Opportunity Fund, LLC, are subject to beneficial ownership limitations such that the Note and Warrants may not be converted or exercised, respectively, if it would result in the holder exceeding the beneficial ownership limitation. The beneficial ownership limitation is initially 9.99% and in the case of the Note may be increased, upon 61 days’ notice to the Company, or in the case of the Note and Warrants, decreased immediately upon written notice to the Company. The Note has an initial conversion price of $0.65 per share provided that if the average closing price of our common stock during any ten consecutive trading days beginning on the date of the effectiveness of the registration of which this prospectus forms a part and ending 60 days after the date of such effectiveness is below $0.65, the conversion price shall be reduced to such average price but in no event less than $0.455 per share. The number of shares being ascribed to Mercer give no effect to the additional 558,000 shares issuable upon conversion of the Note if the conversion price is reduced to $0.455 per share.

(2) Includes 69,604 shares issuable upon exercise of the E Warrants.

(3) Includes 12,189 shares issuable upon exercise of the S Warrants

(4) Assumes the conversion and exercise in full of the Note and M Warrants, and the E and S Warrants and the sale of all of the shares of common stock issued upon such conversion and exercise.

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PLAN OF DISTRIBUTION

Each Selling Stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on the OTC Markets or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

☐	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

☐	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

☐	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

☐	an exchange distribution in accordance with the rules of the applicable exchange;

☐	privately negotiated transactions;

☐	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

☐	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

☐	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

☐	a combination of any such methods of sale; or

☐	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121 or NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify Mercer against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We have been advised that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue an aggregate number of 910,000,000 shares of capital stock, $0.0001 par value per share, consisting of 10,000,000 shares of preferred stock and 900,000,000 shares of common stock.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, $0.0001 par value per share of which 1,080,092 shares have been designated as Series A Preferred Stock, par value $0.0001 (“Series A Preferred Stock”). and 900,000,000 shares of common stock, $.0001 par value per share. Our common stock is traded in the OTCQB Venture Market.

Our Certificate of Incorporation gives our Board of Directors authority to issue shares of “blank check” preferred stock from time to time in one or more series, each having the voting powers, if any, designations, powers, preferences, and the relative, participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions as determined by our Board of Directors.

Series A Preferred Stock

Holders of our Series A Preferred Stock are entitled to dividends when and if declared by our Board of Directors.

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of Series A Preferred Stock are entitled to be paid, after payment of or provision for our debts and other liabilities, a liquidation preference of $0.25 per share, plus an amount equal to accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the date of payment, before any payment is made to holders of common stock and any other class or series of capital stock ranking junior to the Series A Preferred Stock as to liquidation rights.

Holders of Series A Preferred Stock may elect at any time to convert their shares of Series A Preferred Stock into shares of common stock at an initial conversion price of $0.05 per share of common stock. The conversion price is subject to certain anti-dilution and other adjustments.

Holders of Series A Preferred Stock vote on an as-converted basis, together with holders of common stock, as a single class, on the election of directors and all other matters presented to stockholders, except for matters as to which under applicable law and the certificate of designation a class vote of the holders of the Series A Preferred Stock is required.

Common Stock

We are authorized to issue 900,000,000 shares of common stock, $0.0001 par value per share. As of the date of this prospectus, we had 8,679,170 shares of common stock issued and outstanding.

Each share of common stock has one (1) vote per share for all purposes. Our common stock does not provide preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stockholders are not entitled to cumulative voting for election of Board of Directors.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Registration Rights

On August 10, 2021, we entered into a Registration Rights Agreement with Mercer, pursuant to which we agreed to file a registration statement to register the resale of the shares of common stock issuable upon conversion of the Note and exercise of the Warrants issued to Mercer pursuant to the Securities Purchase Agreement. Pursuant to the Registration Rights Agreement, the Company agreed to (i) file the Registration Statement within 45 calendar days from the consummation of the Securities Purchase Agreement, (ii) use reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act, as promptly as possible after the filing thereof, and (iii) use its best efforts to keep such Registration Statement continuously effective under the Securities Act until all of the shares issuable upon conversion of the Note or exercise of the M Warrants have been sold thereunder or may be sold pursuant to Rule 144 without the volume or other limitations of such Rule or not required to be registered in reliance upon the exemption in Section 4(a)(7) under the Securities Act.

We entered into a Placement Agent Agreement with Carter, Terry & Company (the “Placement Agent”) dated June 28, 2021, wherein the Placement Agent agreed to act as our financial advisor and placement agent on a “best efforts” basis with one or more capital raises. The Placement Agent Agreement provided for a success fee payable to the Placement Agent of 10% of the amount of any equity raised up to $1,000,000, with a reduced fee for amounts in excess of $1,000,000 and for the issuance to the Placement Agent of a number of shares of our common stock equal to 4% of the amount of any capital raised divided by the closing price of our common stock on the date of consummation of any transaction. Pursuant to the Placement Agent Agreement we paid the Placement Agent $75,000 and issued to it 36,145 shares of our common stock. The Placement Agent Agreement granted the Placement Agent “piggy back” registration rights with respect to any shares issued to the Placement Agent pursuant to the Agreement.

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We filed this registration statement pursuant to the Registration Rights Agreement with Mercer and have included the shares issued to the Placement Agent pursuant to the terms of the Placement Agent Agreement. We will pay all reasonable expenses incurred in connection with this registration statement. However, we will not be responsible for any broker or similar concessions or any legal fees or other costs of the Selling Stockholder.

Anti-Takeover Effects of Certain Provisions of Our Bylaws

Summarized in the following paragraphs are provisions included in our Certificate of Incorporation, as amended, and our bylaws that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders.

Effects of authorized but unissued common stock and blank check preferred stock. One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our Board to make more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If the Board were to determine that a takeover proposal was not in our best interest, such shares could be issued by the Board without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our Certificate of Incorporation, as amended, grants our Board broad power to establish the rights and preferences of authorized and unissued shares of additional series of preferred stock. The creation and issuance of one or more additional series of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our company.

Cumulative Voting. Our Certificate of Incorporation, as amended, does not provide for cumulative voting in the election of directors which would allow holders of less than a majority of the voting stock to elect some directors.

Vacancies. Section 223 of the Delaware General Corporation Law and our bylaws provide that all vacancies, including newly created directorships, may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

Special Meeting of Stockholders. A special meeting of stockholders may be called by our Board or the Chairman of our Board, our Chief Executive Officer, our President or any vice president and must be called by our Secretary at the request in writing of holders of not less than 10% of our outstanding capital stock entitled to vote at the meeting. Given that the holders of our Series A Preferred Stock vote together with the holders of our common stock at all meetings, the requirement that the holders of 10% of our outstanding capital stock entitled to vote at the meeting is required to call a special meeting means that small stockholders will not have the power to call a special meeting to, for example, elect new directors.

Bylaws. Our certificate of incorporation, as amended, and bylaws authorizes the board of directors to adopt, repeal, alter or amend our certificate of incorporation and bylaws without shareholder approval.

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Indemnification of Directors and Officers

Article 9 of our Certificate of Incorporation, as amended, provide as follows:

9.	No Director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (1) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve material misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the Director derived an improper personal benefit.

Article 7 of our Bylaws, as amended, provide as follows:

Section 1. Right to Indemnification. Each person who was or is made a party to or witness or other participant in or is threatened to be made a party to or witness or other participant in or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or other (hereinafter a “Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of the proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said Law permitted the corporation to provide prior to such amendment), against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, amounts paid or to be paid in settlement and all interest, assessments and other charges paid or payable in connection with or in respect of such expanse, liability and loss) (hereinafter collectively “expenses”) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, offices, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 2 of this Article VII, the corporation shall indemnity any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the board of directors of the corporation.

Transfer Agent and Registrar

The transfer agent of our Common stock is Transfer Online, Inc., 512 SE Salmon Street Portland, OR 97214 503-227-2950

35

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. The availability for sale of a substantial number of shares of our common stock including the shares being registered for sale pursuant to this registration statement and upon exercise of rights under such preferred stock, convertible notes, options and warrants as may be outstanding from time to time could materially adversely affect the market price of our common stock.

Sale of Restricted Shares

The 2,349,938 shares of common stock being offered by this Prospectus, other than any of such shares which are acquired by our “affiliates,” as defined in Rule 144, will be freely tradable without restriction or registration under the Securities Act. As of the date of this prospectus, there were 8,679,170 shares of common stock outstanding. In addition, as of such date there were outstanding shares of preferred stock, convertibles notes, options and warrants, exclusive of the Warrants held by the Selling Stockholders, which upon conversion or exercise would result in the issuance of an additional 9,185,041 without giving effect to shares issuable upon conversion of convertible promissory notes in the amount of approximately $128,000 as of June 30, 2021, convertible at a discount to the trading price of our common stock.. All of our outstanding shares of common stock, with the exception of the shares registered for sale pursuant to this Prospectus and 1,270,000 shares which were issued in private transactions within the past 6 months, are either freely tradeable or eligible for sale pursuant to Rule 144.

Rule 144

In general, under Rule 144, as currently in effect, a person who is not and has not been our affiliate at any time during the preceding three months, and who has beneficially owned his shares for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares of our common stock provided current public information about us is available, and, after owning such shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares of our common stock without restriction. A person who is our affiliate or who was our affiliate at any time during the preceding three months (or persons whose shares are required to be aggregated), including a person who may be deemed an “affiliate” of a company, who has beneficially owned restricted securities for at least six months may sell, within any three-month period, a number of shares that does not exceed the greater of: (1) 1% of the then-outstanding shares of common stock, or (2) if and when the common stock is listed on a national securities exchange, the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which a notice of such sale was filed under Rule 144. Sales under Rule 144 by our affiliates are also subject to certain requirements as to the manner of sale, notice, and availability of current public information about our company.

We cannot estimate the number of shares of our common stock that our existing stockholders will elect to sell under Rule 144.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Mandelbaum Salsburg P.C., 1270 Avenue of the Americas, Suite 1808, New York, New York 10020.

EXPERTS

The audited financial statements for the years ended December 31, 2020 and 2019 included in this Prospectus and the Registration Statement have been audited by Cherry, Bekaert & Holland, L.L.P., an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions of our certificate of incorporation, Bylaws or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

WHERE YOU CAN FIND MORE INFORMATION

We filed this Registration Statement on Form S-1 with the SEC under the Act with respect to the Common Stock offered by Selling Shareholders in this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules filed therewith. For further information with respect to us and our Common Stock, please see the Registration Statement and the exhibits and schedules filed with the Registration Statement. Statements contained in this Prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Registration Statement. The Registration Statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 1 00 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the Registration Statement ma y be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SE C-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

36

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Financial Statements:

Audited Financial Statements:

F-1

USA Equities Corp.

Condensed Consolidated Balance Sheets

	June 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$145,947	$94,342
Accounts receivable	58,599	60,522
Inventory	65,491	99,701
Prepaid expenses and other current assets	15,141	11,598
Total current assets	285,178	266,163
Non-current assets:
Capitalized software development costs	96,691	31,700
Intangible assets, net	1,612,500	-
Total assets	$1,994,369	$297,863
Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$45,232	$145,422
Loans payable, current portion	311,557	-
Other current liabilities	11,893	14,198
Convertible note payable, related party	-	55,000
Total current liabilities	368,682	214,620
Accrued interest expenses	113,742	115,566
Convertible notes payable	432,377	576,003
Loans payable, non-current portion	524,443	-
Total long-term liabilities	1,070,562	691,569

Total liabilities	1,439,244	906,189

Stockholders’ Deficit:

Preferred stock, 10,000,000 shares authorized, $0.0001 par value; 1,080,092 shares issued and outstanding at June 30, 2021 and December 31, 2020	108	108
Common stock, 900,000,000 shares authorized, $0.0001 par value; 8,603,025 shares issued and outstanding at June 30, 2021 and 6,562,735 shares issued and outstanding at December 31, 2020	860	656
Additional paid-in capital	2,501,889	1,139,629
Accumulated deficit	(1,947,732)	(1,748,719)
Total stockholders’ equity (deficit)	555,125	(608,326)
Total liabilities and stockholders’ deficit	$1,994,369	$297,863

See accompanying notes to the unaudited condensed consolidated financial statements.

F-2

USA Equities Corp.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020

Revenue	$455,622	$-	$759,957	$-

Cost of revenue	248,502	-	419,258	-

Gross profit	207,120	-	340,699	-

Operating Expenses:
Research and development	15,271	20,324	43,292	47,912
Sales and marketing	161,619	19,850	273,308	19,850
General and administrative	134,964	15,044	205,090	38,178
Loss on extinguishment of debt	-	-	-	21,299
Total Operating Expenses	311,854	55,218	521,690	127,239

Net operating loss	(104,734)	(55,218)	(180,991)	(127,239)

Interest expense	7,593	6,632	18,022	13,030
Net loss	$(112,327)	$(61,850)	$(199,013)	$(140,269)

Basic and diluted net loss per share	$(0.02)	$(0.01)	$(0.03)	$(0.02)

Weighted average shares outstanding: (Basic and diluted)	7,206,586	6,084,402	6,966,046	5,921,801

See accompanying notes to the unaudited condensed consolidated financial statements.

F-3

USA Equities Corp.

Condensed Consolidated Statements of Stockholders’ Deficit

(Unaudited)

	Common Stock		Preferred Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at January 1, 2021	6,562,735	$656	1,080,092	$108	$1,139,629	$(1,748,719)	$(608,326)
Shares issued for services	150,000	15	-	-	89,985	-	90,000
Unearned compensation – shares issued for services	-	-	-	-	(21,607)	-	(21,607)
Conversion of notes payable	496,718	50	-	-	194,161	-	194,211
Cancellation of shares	(100,000)	(10)	-	-	10	-	-
Stock-based compensation expense	-	-	-	-	8,920	-	8,920
Net loss	-	-	-	-	-	(86,686)	(86,686)
Balance at March 31, 2021	7,109,453	$711	1,080,092	$108	$1,411,098	$(1,835,405)	$(423,488)
Shares issued for services, net of cancellation	(70,000)	(7)	-	-	(41,893)	-	(41,900)
Unearned compensation – shares issued for services	-	-	-	-	99,344	-	99,344
Conversion of notes payable	263,572	26	-	-	132,049	-	132,075
Stock-based compensation expense	-	-	-	-	8,921	-	8,921
Shares issued for asset purchase	1,250,000	125	-	-	862,375	-	862,500
Share purchase	50,000	5	-	-	29,995	-	30,000
Net loss	-	-	-	-	-	(112,327)	(112,327)
Balance at June 30, 2021	8,603,025	$860	1,080,092	$108	$2,501,889	$(1,947,732)	$555,125

Balance at January 1, 2020	5,762,735	$576	1,080,092	$108	$990,856	$(1,421,331)	$(429,791)
Stock-based compensation expense	-	-	-	-	155	-	155
Net loss	-	-	-	-	-	(78,419)	(78,419)
Balance at March 31, 2020	5,762,735	$576	1,080,092	$108	$991,011	$(1,499,750)	$(508,055)
Shares issued for services	550,000	55	-	-	98,445	-	98,500
Unearned compensation – shares issued for services	-	-	-	-	(72,281)	-	(72,281)
Stock-based compensation expense	-	-	-	-	1,085	-	1,085
Net loss	-	-	-	-	-	(61,850)	(61,850)
Balance at June 30, 2020	6,312,735	$631	1,080,092	$108	$1,018,260	$(1,561,600)	$(542,601)

See accompanying notes to the unaudited condensed consolidated financial statements.

F-4

USA Equities Corp.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended	For the Six Months Ended
	June 30, 2021	June 30, 2020

Operating activities
Net loss	$(199,013)	$(140,269)
Stock-based compensation	17,841	1,240
Shares issued for services	125,837	26,219
Loss on extinguishment of debt	-	21,299
Changes in net assets and liabilities:
Decrease in accounts receivable	1,923	-
Decrease in inventory	34,210	-
Increase in accrued interest	17,885	12,589
(Increase)/decrease in prepaid expenses and other current assets	(3,543)	2,705
(Decrease)/increase in accounts payable and accrued expenses	(94,544)	9,766
Cash flows from operating activities	(99,404)	(66,451)

Investing activities:
Capitalized software	(64,991)	-
Cash flows from investing activities	(64,991)	-

Financing activities:
Proceeds from sales of common stock	30,000	-
Issuance of convertible notes payable	100,000	-
Proceeds of loan borrowings	86,000	-
Proceeds of related-party borrowings	-	43,236
Cash flows from financing activities	216,000	43,236

Change in cash	51,605	(23,215)
Cash - beginning of year	94,342	23,590
Cash - end of period	$145,947	$375

Supplemental noncash investing and financing activity:
Debt and accrued interest converted to shares of common stock	$326,286	$-
Debt and common stock issued for intangible assets (Note 4)	$1,612,500	$-

See accompanying notes to the unaudited condensed consolidated financial statements.

F-5

USA Equities Corp.

Notes to the Condensed Consolidated Financial Statements

Note 1. The Company

USA Equities Corp. (the “Company”, “We” or the “Registrant”) was incorporated in Delaware on September 1, 1983. In 2015 the Company changed its name to USA Equities Corp.

On December 20, 2019 the Company entered into and consummated a share exchange with the former stockholders of Medical Practice Income, Inc. (“MPI”) pursuant to a share exchange agreement (the “Exchange Agreement”) by which the Company issued 2,172,600 shares of common stock, $.0001 par value (the “common stock”) to the former stockholders of MPI in exchange for all of the then issued and outstanding shares of common stock of MPI (the “Share Exchange”). MPI, based in West Palm Beach, Florida, is focused on value-based healthcare, informatics and algorithmic personalized medicine including digital therapeutics, behavior-based remote patient monitoring, chronic care and preventive medicine.

Prior to the transaction with MPI, the owner of a majority of the outstanding Class A voting shares of MPI, owned approximately 91% of our then outstanding shares. Consequently, the transaction with MPI was accounted for as a change in reporting entity between entities under common control, whereby a change in reporting entity requires retrospective combination of the entities for all periods as if the combination had been in effect since inception of common control in accordance with ASC 250-10-45-21, Accounting Changes and Error Corrections. As a result of the Share Exchange, MPI became our wholly-owned-subsidiary.

Note 2. Going Concern

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred losses since inception, has negative operating cash flows and has recently began recognizing revenues in the fourth quarter of fiscal 2020. The continuation of the Company’s business is dependent upon its ability to achieve profitability and positive cash flows and, pending such achievement, future issuances of equity or other financings to fund ongoing operations. However access to such funding may not be available on commercially reasonable terms, if at all. These financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3. Basis of Presentation

The condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of only normal recurring accruals, necessary for a fair statement of financial position, results of operations, and cash flows. The information included in this Quarterly Report on Form 10-Q should be read in conjunction with the consolidated financial statements and the accompanying notes included in our Annual Report on Form 10- K for the year ended December 31, 2020.

The accounting policies are described in the “Notes to the Consolidated Financial Statements” in the 2020 Annual Report on Form 10-K and updated, as necessary, in this Form 10-Q. The year-end balance sheet data presented for comparative purposes was derived from audited consolidated financial statements but does not include all disclosures required by accounting principles generally accepted in the United States. The results of operations for the three and six months ended June 30, 2021 and 2020 are not necessarily indicative of the operating results for the full year or for any other subsequent interim period.

Risks Related to COVID-19 Pandemic

The COVID-19 pandemic is affecting the United States and global economies and may affect the Company’s operations and those of third parties on which the Company relies. While the potential economic impact brought by, and the duration of, the COVID-19 pandemic is difficult to assess or predict, the impact of the COVID-19 pandemic could negatively impact the Company’s liquidity, capital resources and operations. The ultimate impact of the COVID-19 pandemic is highly uncertain and the Company does not yet know the full extent of potential impacts on its business, financing or global economy as a whole.

Accounting Policies

Use of Estimates: The preparation of condensed consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

F-6

Principles of Consolidation: The condensed consolidated financial statements include the accounts of USA Equities Corp and its wholly owned subsidiaries USAQ Corporation, Inc., and Medical Practice Income, Inc. All significant inter-company balances and transactions have been eliminated.

Cash and Cash Equivalents: For financial statement presentation purposes, the Company considers those short-term, highly liquid investments with original maturities of three months or less to be cash or cash equivalents.

Accounts Receivable: The Company extends unsecured credit to its customers on a regular basis. Management monitors the payments on outstanding balances and will establish a reserve for uncollectible balances as necessary based on experience.

Inventories: Inventories are stated at the lower of cost or estimated net realizable value, on a first-in, first-out, or FIFO, basis. We use actual costs to determine our cost basis for inventories. Inventories consist of only finished goods.

Capitalized Software Development Costs: Software development costs for internal-use software are accounted for in accordance with ASC 350-40, Intangibles, Internal-Use Software. Development costs that are incurred during the application development stage begin to be capitalized when two criteria are met: (i) the preliminary project stage is completed and (ii) it is probable that the software will be completed and used for its intended function. Capitalization ceases once the software is substantially complete and ready for its intended use. Costs incurred during the preliminary project stage of software development and post-implementation operating stages are expensed as incurred. Amortization is calculated on a straight-line basis over the remaining economic life of the software (typically three to five years) and will be included in the operating expense on the Consolidated Statements of Operations once amortization begins.

The estimated useful lives of software are reviewed at least annually and will be tested for impairment whenever events or changes in circumstances occur that could impact the recoverability of the assets.

Capitalized software development costs for internal-use software totalled $96,691 as of June 30, 2021 and $31,700 as of December 31, 2020. The software application is still in development with costs continuing to be capitalized and no amortization expense being recognized during the periods ended June 30, 2021 and December 31, 2020. There were no impairments recognized during the periods ended June 30, 2021 and December 31, 2020.

Intangible Assets: The intangible assets represent the value the Company paid to acquire assets including a trademark, patent and web domain as on June 23, 2021. The provisional allocation of the purchase price to each of these assets was determined based on ASC 805-50-30, Business Combination, Related Issues, Initial Measurement. These assets are accounted for in accordance with ASC 350-30, Intangibles, General Intangibles Other Than Goodwill. The cost of the assets is amortized over the remaining useful life of the assets as follows:

U.S. Method Patent	13.4 years

Web Domain	Indefinite life

Trademark	Indefinite life

Revenue Recognition: Pursuant to ASC Topic 606, Revenue from Contracts with Customers, or ASC 606, the Company recognizes revenue upon transfer of control of goods, in an amount that reflects the consideration that is expected to be received in exchange for those goods. The Company does not allow for the return of products and therefore does not establish an allowance for returns.

To determine the revenue to be recognized for transactions that the Company determines are within the scope of ASC 606, the Company follows the established five-step framework as follows:

(i)	identify the contract(s) with a customer;
(ii)	identify the performance obligations in the contract(s);
(iii)	determine the transaction price;
(iv)	allocate the transaction price to the performance obligations in the contract(s); and
(v)	recognize revenue when (or as) the Company satisfies a performance obligation.

The Company sells allergy diagnostic-related products and immunotherapy treatments to physicians. Revenue is recognized once the Company satisfies its performance obligation which occurs at the point in time when title and possession of products have transitioned to the customer, typically upon delivery of the products.

The Company includes shipping and handling fees billed to customers in revenue.

There are several practical expedients and exemptions allowed under ASC 606 that impact timing of revenue recognition and disclosures. The Company elected to treat similar contracts as a portfolio of contracts, as allowed under ASC 606. The contracts that fall within the portfolio have the same provision terms and management has the expectation that the result will not be materially different from the consideration of each individual contract.

Research and Development: Research and development expense is primarily related to developing and improving methods related to the Company’s Software as a Service (SaaS) platform. Research and development expenses are expensed when incurred. For the six months ended June 30, 2021 and 2020, there were $43,292 and $47,912, respectively, of research and development expenses incurred.

F-7

Earnings Per Common Share: Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed using the weighted average number of common and dilutive equivalent shares outstanding during the period. Dilutive common equivalent shares consist of options and warrants to purchase common stock (only if those options and warrants are exercisable and at prices below the average share price for the period) and shares issuable upon the conversion of issued and outstanding preferred stock. Due to the net losses reported, dilutive common equivalent shares were excluded from the computation of diluted loss per share, as inclusion would be anti-dilutive for the periods presented. There were no common equivalent shares required to be added to the basic weighted average shares outstanding to arrive at diluted weighted average shares outstanding as of June 30, 2021 or 2020.

Income Taxes: The Company accounts for income taxes in accordance with ASC 740, Income Taxes, which requires recognition of estimated income taxes payable or refundable on income tax returns for the current year and for the estimated future tax effect attributable to temporary differences and carry-forwards. Measurement of deferred income tax is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized.

The Company has net operating losses of $1,947,732 which begin to expire in 2027. Future utilization of currently generated federal and state NOL and tax credit carry forwards may be subject to a substantial annual limitation due to the ownership change limitations. The annual limitation may result in the expiration of NOL and tax credit carry-forwards before full utilization.

Recently Issued Accounting Standards

In August 2020, the FASB issued ASU 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40), or ASU 2020-06. The updated guidance is part of the FASB’s simplification initiative, which aims to reduce unnecessary complexity in U.S. GAAP. Consequently, more convertible debt instruments will be reported as single liability instruments with no separate accounting for embedded conversion features. ASU 2020-06 also removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for the exception. In addition, ASU 2020-06 also simplifies the diluted net income per share calculation in certain areas. The Company adopted the provisions of ASU 2020-06 using a modified retrospective approach, which resulted in no cumulative effect adjustment to stockholders’ deficit as of January 1, 2021.

This Quarterly Report on Form 10-Q does not discuss recent pronouncements that are not anticipated to have a current and/or future impact on or are unrelated to the Company’s financial condition, results of operations, cash flows or disclosures.

F-8

Note 4. Capitalized Software and Intangible Assets

Non-current assets consist of the following at June 30, 2021 and December 31, 2020:

	Amortization Period (in years)	June 30, 2021	December 31, 2020
Capitalized Software		$96,691	$31,700
Intangible Assets:
U.S. Method Patent	13.4	967,500	-
Web Domain	N/A	161,250	-
Trademark	N/A	483,750	-
Total Intangible Assets		$1,612,500	$-

Capitalized software represents the development costs for internal-use software. The software application is still in development with costs continuing to be capitalized and no amortization expense being recognized yet. There were no impairments recognized during the periods ended June 30, 2021 and December 31, 2020.

The intangible assets represent the value the Company paid to acquire the trademark “AllergiEnd”, the web domain “AllergiEnd.com” along with the U.S. Method Patent registration relating to the allergy testing kit and related materials the Company distributes to physician clients. The Company acquired the intangible assets from MedScience Research Group as of June 23, 2021. The provisional allocation of the purchase price to each of these assets was determined based on ASC 805-50-30, Business Combination, Related Issues, Initial Measurement. The assets will be amortized over their useful lives beginning July 1, 2021. The Trademark and Web Domain are determined to have an indefinite life and will be tested annually for impairment in accordance with ASC 350-30-35, Intangibles, General Intangibles Other Than Goodwill. There was no amortization expense during the periods ended June 30, 2021 and December 31, 2020.

Note 5. Loans Payable

On June 21, 2021, the Company entered into a fixed-fee short-term loan with its merchant bank. As of June 30, 2021, the Company had received $86,000 in loan proceeds. The loan payable, which is classified within current liabilities, will be repaid in nine months with the merchant bank withholding an agreed-upon percentage of payments they process on behalf of the Company.

On June 23, 2021, the Company entered into a purchase agreement to acquire certain assets from MedScience Research Group, Inc (“MedScience”) including the ‘AllergiEnd’ Trademark, methods patent and website (See Note 4 for additional information). As part of that purchase agreement, the Company issued a Promissory Note with a principal sum of $750,000. The principal, along with associated interest, will be paid in 36 equal monthly installments beginning in July 2021. The principal balance of the loan is divided between current and long-term liabilities on the Company’s Condensed Consolidated Balance Sheet.

Note 6. Convertible Notes Payable

Convertible notes payable at June 30, 2021 and December 31, 2020 consist of the following:

	June 30, 2021	December 31, 2020
Note 1 and accrued interest and premium – Principal shareholder	$199,551	$195,177
Note 2 and accrued interest – Principal shareholder	126,828	126,210
Note 3 and accrued interest – Shareholder	-	62,951
Note 4 and accrued interest – Principal shareholder	-	97,537
Note 5 and accrued interest – Accredited investors	-	56,462
Note 6 and accrued interest – Principal shareholder	91,966	89,347
Note 7 and accrued interest – Accredited investors	-	101,781
Note 8 and accrued interest – Accredited investors	26,295	25,055
Note 9 and accrued interest – Shareholder	101,479	-
Total Convertible notes payable and accrued interest	$546,119	$754,520

Note 1 – In October 2009, the Company issued a Convertible Promissory Note with a principal amount of $73,500 to its principal shareholder (Note 1). The note bears interest at the rate of 12% per annum until paid or the note and accrued interest is converted into shares of the Company’s common stock. On February 27, 2020, the note was modified to extend the maturity date to June 30, 2023 and increase the conversion price to $0.10 per share. In accordance with ASC 470-50-40, Debt, Modification and Extinguishments, the modification was accounted for as an extinguishment with a loss of $21,299 on the extinguishment of debt and an offsetting premium on the new note recorded during the quarter ended June 30, 2020. As of June 30, 2021 and December 31, 2020, this note had accumulated $104,752 and $100,378, respectively, in accrued interest.

Note 2 – Effective September 1, 2019, the Company issued a Convertible Promissory Note in the principal amount of $124,562 to its principal shareholder in consideration for advances previously made to the Company (Note 2). This note bears interest at the rate of 1% per annum and is due and payable on December 30, 2022. The Note is convertible into shares of common stock at a price of $0.25 per share. As of June 30, 2021 and December 31, 2020, this note had accumulated $2,266 and $1,648, respectively of accrued interest.

Note 3 – Effective September 12, 2019, the Company issued a Convertible Promissory Note in the principal amount of $55,000 to a shareholder (Note 3). This Note bore interest at the rate of 12% per annum and principal plus any accrued but unpaid interest was due and payable on January 1, 2021. The Note was convertible at the option of the holder into shares of common stock at a price of $0.25 per share. On January 1, 2021, the shareholder elected to convert the outstanding principal of $55,000 along with accrued interest of $7,951 into common stock at a price of $0.25 per share resulting in the issuance of 251,805 shares of common stock.

Note 4 – Effective December 27, 2019, the Company issued a Convertible Promissory Note in the principal amount of $88,626 to its principal shareholder in consideration for advances previously made to the Company (Note 4). This note bore interest at the rate of 10% per annum and was due and payable on December 30, 2022. The Note was convertible into shares of common stock at a price of $0.55 per share. On March 15, 2021, the majority shareholder assigned this convertible note along with all accrued and future interest to a third-party shareholder. On March 31, 2021 the shareholder elected to convert the outstanding principal of $88,626 along with accrued interest of $11,096 into common stock at a price of $0.55 per share resulting in the issuance of 181,313 shares of common stock. As of June 30, 2021 and December 31, 2020, this note had accumulated $0 and $8,911, respectively of accrued interest.

F-9

Note 5 – Under subscription agreements dated September 25, 2020, the Company issued Convertible Promissory Notes (the “Notes”) to various individuals aggregating to $55,000. The Notes bore interest at the rate of 10% per annum and maturity on September 30, 2022 (the “Maturity Date”) at which date all outstanding principal and accrued and unpaid interest are due and payable unless a Default Event, as defined, occurs. The Company could satisfy the Notes upon maturity or Default, as defined, by the issuance of Common shares at the greater of a conversion price equal to the greater of a 20% discount to the 15 day average market price of the Company’s common stock or $0.10. The principal and interest accrued are convertible at any time after six months through the maturity date of September 30, 2022 at the option of the holder at a 20% discount to the 15 day average market price of the Company’s share price, but in no event less than $0.10 per share. Upon conversion of any portion of the Notes, the investor will receive warrants to purchase up to 25% of the number of common shares issued as a result of such conversion exercisable for a period of two years at a price per share equal to 150% of the conversion price of the Notes.

As of March 31, 2021 one of the note holders had elected to convert outstanding principal of $30,000 along with accrued interest into 63,600 shares of common stock at a price of $0.50. Additionally, the shareholder received warrants, exercisable for two years, to purchase 15,900 common shares at $0.75 per share.

As of June 17, 2021 the other note holder had elected to convert outstanding principal of $25,000 along with accrued interest into 48,755 shares of common stock at a price of $0.55. Additionally, the shareholder received warrants, exercisable for two years, to purchase 12,189 common shares at $0.83 per share.

As of June 30, 2021 and December 31, 2020, these notes had accumulated $0 and $1,462, respectively of accrued interest.

Note 6 – Effective September 30, 2020, the Company issued a Convertible Promissory Note in the principal amount of $88,016 to its principal shareholder in consideration for advances previously made to the Company (Note 6). This note bears interest at the rate of 6% per annum and is due and payable on December 31, 2022. The Note is convertible into shares of common stock at a price of $1.00 per share. As of June 30, 2021 and December 31, 2020, this note had accumulated $3,950 and $1,331, respectively of accrued interest.

Note 7 – Effective October 27, 2020, the Company issued a Convertible Promissory Note in the principal amount of $100,000 to a shareholder (Note 7). This Note was issued under the subscription agreements dated September 25, 2020 and described in Note 5 above. As of May 7, 2021, the shareholder had elected to convert outstanding principal of $100,000 along with accrued interest into 214,817 shares of common stock at a price of $0.49. Additionally, the shareholder received warrants, exercisable for two years, to purchase 53,704 common shares at $0.74 per share. As of June 30, 2021 and December 31, 2020, this note had accumulated $0 and $1,781, respectively of accrued interest.

Note 8 – Effective December 23, 2020, the Company issued a Convertible Promissory Note in the principal amount of $25,000 to a shareholder (Note 8). This Note was issued under the subscription agreements dated September 25, 2020 and described in Note 5 above. As of June 30, 2021 and December 31, 2020, this note had accumulated $1,295 and $55, respectively of accrued interest.

Note 9 – Effective May 7, 2021, the Company issued a Convertible Promissory Note in the principal amount of $100,000 to a shareholder (Note 9). The Note bears interest at the rate of 10% per annum and matures on September 30, 2022 (the “Maturity Date”) at which date all outstanding principal and accrued and unpaid interest are due and payable unless a Default Event, as defined, occurs. The Company may satisfy the Note upon maturity or Default, as defined, by the issuance of Common shares at the greater of a conversion price equal to the greater of a 25% discount to the 15 day average market price of the Company’s common stock or $0.50. The principal and interest accrued are convertible at any time after six months through the maturity date of September 30, 2022 at the option of the holder at a 25% discount to the 15 day average market price of the Company’s share price, but in no event less than $0.50 per share. As of June 30, 2021, this note had accumulated $1,479 of accrued interest.

Note 7. Preferred Stock

Issuance of Series A Preferred Stock

Effective September 1, 2019, the Company issued 1,080,092 shares of Series A Preferred Stock in satisfaction of a previously issued convertible promissory note held by its principal shareholder in the initial principal amount of $255,681 together with all interest accrued thereon.

Series A Preferred Stock

The shares of Series A Preferred Stock have a stated value of $0.25 per share and are initially convertible into shares of common stock at a price of $0.05 per share (subject to adjustment upon the occurrence of certain events). The Series A Preferred Stock does not accrue dividends and ranks prior to the common stock upon a liquidation of the Company. The Series A Preferred Stock votes on all matters brought before the shareholders together with the Common stock as a single class and each share of Series A Preferred Stock has a number of votes, initially 5, equal to the number of shares of preferred stock into which it is convertible as of the record date for any vote.

F-10

Note 8. Earnings (Loss) Per Common Share

The Company calculates net income (loss) per common share in accordance with ASC 260, Earnings Per Share. Basic and diluted net earnings (loss) per common share was determined by dividing net earnings (loss) applicable to common stockholders by the weighted average number of common shares outstanding during the period. The Company’s potentially dilutive shares, which include outstanding common stock options, common stock warrants, and convertible debt have not been included in the computation of diluted net loss per share for the six months ended June 30, 2021 and 2020 as the result would be anti-dilutive.

	Six Months Ended June 30,
	2021	2020
Stock options	1,100,000	650,000
Stock warrants	89,793	-
Total shares excluded from calculation	1,189,793	650,000

Note 9. Stock-based Compensation

During the six months ended June 30, 2021 and 2020, there was $17,841 and $1,240, respectively, in stock-based compensation associated with stock options included in Research and development expense. Additionally, during the same periods there was $125,837 and $26,219, respectively, of expense associated with shares issued for services. The following table shows where the expense has been recorded.

	Six Months Ended June 30,
	2021	2020
Research and development	$29,031	$14,219
Sales and marketing	48,628	12,000
General and administrative	48,178	-
Total expense – shares issued for services	$125,837	$26,219

During the six months ended June 30, 2021, there were 450,000 options granted to certain scientific and business advisors (“Advisors”) with a weighted-average exercise price of $0.65. The options vest in equal annual installments over three years beginning in April 2021 and expire five years after grant date. During the six months ended June 30, 2020, there were 650,000 options granted to certain scientific and business advisors (“Advisors”) with a weighted-average exercise price of $0.40. The options vest in equal annual installments over three years beginning in July 2020 and expire five years after grant date. There were no options exercised, forfeited or cancelled during either period.

As of June 30, 2021, there was $53,927 of unrecognized compensation related to the 1,100,000 of outstanding options which is expected to be recognized over a weighted-average period of 22 months. The options are being expensed over the vesting period for each Advisor. The weighted-average grant date fair value for options granted during the six months ended June 30, 2021 was $0.12.

F-11

The fair value of all options granted is determined using the Black-Scholes option-pricing model. The following weighted-average assumptions were used:

	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Risk-free interest rate	0.21%	0.51%
Expected life of the options	3.5 years	3.5 years
Expected volatility of the underlying stock	76.3%	70.7%
Expected dividend rate	0%	0%

The risk-free interest rates are derived from the U.S. Treasury yield curve in effect on the date of grant for instruments with a remaining term similar to the expected term of the options. The expected life of the options is based on the option term. Due to the Company’s limited historical data, the expected volatility is calculated based upon the historical volatility of comparable companies whose share prices are publicly available for a sufficient period of time. The dividend rate is based on the Company never paying or having the intent to pay any cash dividends.

On March 8, 2021, the Company entered into a Consulting Agreement (“Agreement 1”) with an Investor Relations Consultant, pursuant to which the Investor Relations Consultant was to provide investor relations services to the Company for consideration of 120,000 shares of common stock of the Company (the “Share Payment”) in addition to monthly cash payments for a term of three months. Agreement 1 contains a clause providing the Company the right to cancel the shares of common stock pursuant to the terms of Agreement 1. The value of the shares were to be expensed when the Investor Relations Consultant met the terms of the Consulting Agreement. The Company notified the Consultant that the Agreement was terminated effective April 7, 2021 without the terms of the Consulting Agreement being met. The Company cancelled the Share Payment associated with the Consulting Agreement.

On March 10, 2021, the Company entered into a Consulting Agreement (“Agreement 2”) with a Legal Consultant to provide legal services to the Company for consideration of 30,000 shares of common stock of the Company (the “Share Payment”). The term of Agreement 2 is 16 months and the value of the shares is being expensed over the term.

On May 5, 2021, the Company entered into a Consulting Agreement (“Agreement 3”) with a Strategic Advisory Consultant to provide strategic and advisory services to the Company for consideration of 30,000 shares of common stock of the Company (the “Share Payment”). The term of Agreement 3 is three months and the value of the shares is being expensed over the term.

On June 14, 2021, the Company entered into a Consulting Agreement (“Agreement 4”) with a Strategic Advisory Consultant to provide strategic and advisory services to the Company for consideration of 20,000 shares of common stock of the Company (the “Share Payment”). The term of Agreement 4 is one month and the value of the shares is being expensed over the term.

Options outstanding at June 30, 2021 consist of:

Date Issued	Number Outstanding	Number Exercisable	Exercise Price	Expiration Date
March 12, 2020	500,000	166,667	$0.40	December 31, 2024
June 27, 2020	150,000	50,000	$0.40	December 31, 2024
January 1, 2021	450,000	150,000	$0.65	December 31, 2025
Total	1,100,000	366,667

Warrants outstanding at June 30, 2021 consist of:

Date Issued	Number Outstanding	Number Exercisable	Exercise Price	Expiration Date
March 16, 2021	15,900	15,900	$0.75	March 15, 2023
May 7, 2021	53,704	53,704	$0.74	May 6, 2023
June 17, 2021	12,189	12,189	$0.83	June 16, 2023
Total	89,793	89,793

F-12

Note 10. Related-Party Transactions

Convertible notes payable, related party: See Note 6.

Note 11. Commitments and Contingencies

On February 9, 2021, the Company entered into a Receivables Purchase and Security Agreement (“Factoring Agreement”) with a Factoring Company. The Factoring Agreement has an initial term of one year and can be renewed for additional annual terms.

Under the terms of the agreement, designated receivables are sold for periodic advances of up to $150,000. The Factoring Company retains a reserve of 10% of purchased receivables with the balance available to the Company. Factoring fees begin at 1.8% for the first 30 days a purchased invoice is outstanding and increase the longer an invoice remains outstanding. After 90 days, the Factoring Company has the right to assign the invoice back to the Company. The Factoring Agreement includes minimum average monthly volumes.

Amounts due from the Factoring Company, net of fees, are included in Prepaid expenses and other current assets on the Condensed Consolidated Balance Sheet.

There are no pending or threatened legal proceedings as of June 30, 2021. The Company has no non-cancellable operating leases.

Note 12. Subsequent Events

On July 16, 2021, the Company entered into a Consulting Agreement (“Agreement 4”) with a Strategic Advisory Consultant to provide strategic and advisory services to the Company for consideration of 20,000 shares of common stock of the Company (the “Share Payment”). The term of Agreement 4 is one month and the value of the shares is being expensed over the term.

On August 10, 2021, the Company entered into a Securities Purchase Agreement with Mercer Street Global Opportunity Fund, LLC (“Buyer”), pursuant to which the Company issued to Buyer its Original Issue Discount Secured Convertible Promissory Note (the “Note”) in the principal amount of $806,000 and warrants to purchase 930,000 shares of the common stock of the Company (the “Warrants”) for which the Company received aggregate consideration of $750,000. In addition, pursuant to the Purchase Agreement the Company entered into a Registration Rights Agreement with the Buyer.

The principal amount of the Note and all interest accrued thereon is payable on August 10, 2022, and is secured by a lien on substantially all of the Company’s assets. The Note provides for interest at the rate of 5% per annum, payable at maturity, and is convertible into common stock of the Company at a price of $0.65 per share, subject to anti-dilution adjustments in the event of certain corporate events as set forth in the Note, provided that if the average closing price of the Company’s common stock during any ten consecutive trading days beginning on the date of the effectiveness of a registration statement with respect to the shares issuable upon conversion of the Note and ending 60 days after the date of such effectiveness is below $0.65, the conversion price shall be reduced to such average price but in no event less than $0.455 per share. In addition to customary anti-dilution adjustments the Note provides, subject to certain limited exceptions, that if the Company issues any common stock or common stock equivalents, as defined in the Note, at a per share price lower than the conversion price then in effect, the conversion price will be reduced to the per share price at which such shares or common share equivalents were sold.

The Note provides for various events of default similar to those provided for in similar transactions, including the failure to timely pay amounts due thereunder. The Note provides further that the Company will be liable to the Buyer for various amounts, including the cost of a buy-in, if the Company shall default in its obligation to register the shares issuable upon conversion of the Note for sale by the Buyer under the Securities Act or otherwise fail to facilitate Buyer’s sale of the shares issuable upon conversion of the Note as required by the terms of the Note.

The Warrants are initially exercisable for a period of three years at a price of $1.25 per share, subject to customary anti-dilution adjustments upon the occurrence of certain corporate events as set forth in the Warrant. The shares issuable upon conversion of the Note and exercise of the Warrants are to be registered under the Securities Act of 1933, as amended, for resale by the Buyer as provided in the Registration Rights Agreement. If at any time after the six-month anniversary of the date of the Purchase Agreement, there is no effective registration statement covering the resale of the shares issuable upon exercise of the Warrants at prevailing market prices by the Buyer, then the Warrant may be exercised by means of a “cashless exercise” in which event the Buyer would be entitled to receive a number of shares determined in accordance with a customary formula as set forth in the Warrant.

The Registration Rights Agreement requires the Company to file with the Securities and Exchange Commission within 45 days following the closing of the issuance of the Note, a registration statement (the “Registration Statement”) with respect to all shares which may be acquired upon conversion of the Note and exercise of the Warrant (the “Registrable Securities”) and to cause the Registration Statement to be declared effective no later than 90 days after the date of the issuance of the Note, provided, that if the Company is notified by the SEC that the Registration Statement will not be reviewed or is no longer subject to further review and comments, the Company shall cause the Registration Statement to be declared effective on the fifth trading day following the date on which the Company is so notified. The Company is to cause the Registration Statement to remain continuously effective until all Registrable Securities covered by such Registration Statement have been sold, or may be sold pursuant to Rule 144 without the volume or other limitations of such rule, or are otherwise not required to be registered in reliance upon the exemption in Section 4(a)(1) or 4(a)(7) under the Securities Act.

For services rendered in connection with the Securities Purchase Agreement the Company paid Carter, Terry & Company a cash fee of $75,000 and is obligated to issue to Carter, Terry 36,145 shares of the Company’s common stock. In addition, the Company reimbursed the Buyer $10,000 for legal expenses incurred in connection with the transaction.

F-13

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

USA Equities Corp. and Subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of USA Equities Corp. and Subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in Note 2, the Company has limited operations and revenue generating activities which raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board of the United States of America (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditors since 2019.

/s/ Cherry Bekaert LLP

Tampa, Florida
March 11, 2021

F-14

USA Equities Corp.

Consolidated Balance Sheets

As of December 31, 2020 and 2019

	December 31, 2020	December 31, 2019

Assets
Current Assets:
Cash and cash equivalents	$94,342	$23,590
Accounts receivable	60,522	-
Inventory	99,701	-
Prepaid expenses	11,598	2,750
Total current assets	266,163	26,340
Non-current assets:
Capitalized software development costs, net of accumulated amortization of $0 and $0 respectively	31,700	-
Total assets	$297,863	$26,340
Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and other current liabilities	$159,620	$20,942
Convertible note payable, related party	55,000	-
Total current liabilities	214,620	20,942

Accrued interest expenses	115,566	93,501
Convertible notes payable	576,003	341,688
Total long-term liabilities	691,569	435,189

Total liabilities	906,189	456,131

Stockholders’ Deficit:

Preferred stock, 10,000,000 shares authorized, $0.0001 par value; 1,080,092 shares issued and outstanding at December 31, 2020 and December 31, 2019	108	108
Common stock, 900,000,000 shares authorized, $0.0001 par value; 6,562,735 shares issued and outstanding at December 31, 2020 and 5,762,735 shares issued and outstanding at December 31, 2019	656	576
Additional paid-in capital	1,139,629	990,856
Accumulated deficit	(1,748,719)	(1,421,331)
Total stockholders’ deficit	(608,326)	(429,791)
Total liabilities and stockholders’ deficit	$297,863	$26,340

See accompanying notes to consolidated financial statements.

F-15

USA Equities Corp.

Consolidated Statements of Operations

For the Years ended December 31, 2020 and 2019

	Year Ended	Year Ended
	December 31, 2020	December 31, 2019

Revenue	$124,532	$-

Cost of revenue	74,439	-

Gross profit	50,093	-

Operating Expenses:
General and administrative	131,767	53,870
Research and development	98,290	100,230
Marketing	95,141	-
Loss on extinguishment of debt	21,299	-
Total Operating Expenses	346,497	154,100

Net operating loss	(296,404)	(154,100)

Interest expense	30,984	12,416
Income taxes	-	-
Net loss	$(327,388)	$(166,516)

Basic and diluted net loss per share	$(0.05)	$(0.03)

Weighted average shares outstanding (basic and diluted)	6,200,303	5,410,583

See accompanying notes to consolidated financial statements.

F-16

USA Equities Corp.

Statement of Stockholders’ Deficit

For the Years ended December 31, 2020 and 2019

	Common Stock		Preferred Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at January 1, 2019	3,590,135	$359	-	$-	$720,941	$(1,254,815)	$(533,515)
Conversion of Note payable to Preferred Stock	-	-	1,080,092	108	269,915	-	270,023
Medical Practice Income transaction between entities under common control	2,172,600	217	-	-	-	-	217
Net loss	-	-	-	-	-	(166,516)	(166,516)
Balance at December 31, 2019	5,762,735	$576	1,080,092	$108	$990,856	$(1,421,331)	$(429,791)
Shares issued for services	800,000	80	-	-	266,170	-	266,250
Unearned compensation – shares issued for services	-	-	-	-	(124,479)	-	(124,479)
Stock-based compensation expense	-	-	-	-	7,082	-	7,082
Net loss	-	-	-	-	-	(327,388)	(327,388)
Balance at December 31, 2020	6,562,735	$656	1,080,092	$108	$1,139,629	$(1,748,719)	$(608,326)

See accompanying notes to consolidated financial statements.

F-17

USA Equities Corp.

Consolidated Statements of Cash Flows

As of December 31, 2020 and 2019

	Year Ended	Year Ended
	December 31, 2020	December 31, 2019

Operating activities
Net loss	$(327,388)	$(166,516)
Stock-based compensation	7,082	-
Shares issued for services	141,771	-
Loss on extinguishment of debt	21,299	-
Changes in net assets and liabilities:
Accounts receivable	(60,522)	-
Inventory	(99,701)	-
Increase in accrued interest	30,017	12,274
Decrease in prepaid expenses	(8,848)	(1,000)
Increase in accounts payable and accrued expenses	130,726	20,404
Cash flows from operating activities	(165,564)	(134,838)

Investing activities:
Capitalized software	(31,700)	-
Cash flows from investing activities	(31,700)	-

Financing activities:
Proceeds of related party borrowings	88,016	103,211
Proceeds from sales of common stock	-	217
Proceeds from issuance of convertible notes payable	180,000	55,000
Cash flows from financing activities	268,016	158,428

Change in cash	70,752	23,590
Cash - beginning of year	23,590	-
Cash - end of period	$94,342	$23,590

Supplemental noncash investing and financing activity:
Conversion of due to related party to long-term debt	$88,016	$213,188
Long-term debt and accrued interest converted to shares of preferred stock	$-	$270,023

See accompanying notes to consolidated financial statements.

F-18

USA EQUITIES CORP.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Note 1. The Company

USA Equities Corp. (the “Company”, “We” or the “Registrant”) was incorporated in Delaware on September 1, 1983. In 2015 the Company changed its name to USA Equities Corp.

On December 20, 2019 the Company entered into and consummated a share exchange with the former stockholders of Medical Practice Income, Inc. (“MPI”) pursuant to a share exchange agreement (the “Exchange Agreement”) by which the Company issued 2,172,600 shares of common stock, $.0001 par value (the “common stock”) to the former stockholders of MPI in exchange for all of the then issued and outstanding shares of common stock of MPI (the “Share Exchange”). MPI, based in West Palm Beach, Florida, is focused on value-based healthcare, informatics and algorithmic personalized medicine including digital therapeutics, behavior based remote patient monitoring, chronic care and preventive medicine.

Prior to the transaction with MPI, the owner of a majority of the outstanding Class A voting shares of MPI, owned approximately 91% of our then outstanding shares. Consequently, the transaction with MPI was accounted for as a change in reporting entity between entities under common control, whereby a change in reporting entity requires retrospective combination of the entities for all periods as if the combination had been in effect since inception of common control in accordance with ASC 250-10-45-21. As a result of the Share Exchange, MPI became our wholly-owned-subsidiary.

Note 2. Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred losses since inception, has negative operational cash flows and has just started recognizing revenues. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The continuation of the Company’s business is dependent upon its ability to achieve profitability and positive cash flows and, pending such achievement, future issuances of equity or other financings to fund ongoing operations. However access to such funding may not be available on commercially reasonable terms, if at all. These financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern arise from this uncertainty.

Note 3. Basis of Presentation

The Consolidated Financial Statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). In the opinion of management, the accompanying audited consolidated financial statements include all adjustments, consisting of only normal recurring accruals, necessary for a fair statement of financial position, results of operations, and cash flows.

Risks Related to COVID-19 Pandemic

The COVID-19 pandemic is affecting the United States and global economies and may affect the Company’s operations and those of third parties on which the Company relies. While the potential economic impact brought by, and the duration of, the COVID-19 pandemic is difficult to assess or predict, the impact of the COVID-19 pandemic could negatively impact the Company’s short-term and long-term liquidity. The ultimate impact of the COVID-19 pandemic is highly uncertain and the Company does not yet know the full extent of potential impacts on its business, financing or global economy as a whole. However, these effects could have a material impact on the Company’s liquidity, capital resources and operations.

Accounting Policies

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

F-19

Principles of Consolidation: The consolidated financial statements include the accounts of USA Equities Corp and its wholly owned subsidiaries USAQ Corporation, Inc., and Medical Practice Income, Inc. All significant inter-company balances and transactions have been eliminated.

Cash and Cash Equivalents: For financial statement presentation purposes, the Company considers those short-term, highly liquid investments with original maturities of three months or less to be cash or cash equivalents.

Accounts Receivable: The Company extends unsecured credit to its customers on a regular basis. Management monitors the payments on outstanding balances and will establish a reserve for uncollectible balances as necessary based on experience.

Inventories: Inventories are stated at the lower of cost or estimated net realizable value, on a first-in, first-out, or FIFO, basis. We use actual costs to determine our cost basis for inventories. Inventories consist of only finished goods.

Capitalized Software Development Costs: Software development costs for internal-use software are accounted for in accordance with ASC 350-40, Internal-Use Software. Development costs that are incurred during the application development stage begin to be capitalized when two criteria are met: (i) the preliminary project stage is completed and (ii) it is probable that the software will be completed and used for its intended function. Capitalization ceases once the software is substantially complete and ready for its intended use. Costs incurred during the preliminary project stage of software development and post-implementation operating stages are expensed as incurred. Amortization is calculated on a straight-line basis over the remaining economic life of the software (typically three to five years) and is included in the operating expense on the Consolidated Statements of Operations.

The estimated useful lives of software are reviewed at least annually and will be tested for impairment whenever events or changes in circumstances occur that could impact the recoverability of the assets.

Capitalized software development costs for internal-use software, net of accumulated amortization, totaled $31,700 and $0 as of December 31, 2020 and 2019, respectively. Amortization expense on all capitalized software development cost was $0 in the periods ended December 31, 2020 and 2019. There were no impairments recognized during the periods ended December 31, 2020 and 2019.

Revenue Recognition: Pursuant to ASC Topic 606, Revenue from Contracts with Customers, or ASC 606, the Company recognizes revenue upon transfer of control of goods, in an amount that reflects the consideration that is expected to be received in exchange for those goods. The Company does not allow for the return of products so does not establish an allowance for returns.

To determine the revenue to be recognized for transactions that the Company determines are within the scope of ASC 606, the Company follows the established five-step framework as follows:

(i)	identify the contract(s) with a customer;
(ii)	identify the performance obligations in the contract(s);
(iii)	determine the transaction price;
(iv)	allocate the transaction price to the performance obligations in the contract(s); and
(v)	recognize revenue when (or as) the Company satisfies a performance obligation.

The Company sells allergy diagnostic related products and immunotherapy treatments to physicians. Revenue is recognized once the Company satisfies its performance obligation which occurs when title and possession of products have transitioned to the customer, typically upon delivery of the products.

The Company includes shipping and handling fees billed to customers in revenue.

Research and Development: Research and development expense is primarily related to developing and improving methods related to the Company’s Software as a Service (SaaS) platform. Research and development expenses are expensed when incurred. For the years ended December 31, 2020 and 2019, there were $98,290 and $100,230 of research and development expenses incurred, respectively.

F-20

Earnings Per Common Share: Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed using the weighted average number of common and dilutive equivalent shares outstanding during the period. Dilutive common equivalent shares consist of options to purchase common stock (only if those options are exercisable and at prices below the average share price for the period) and shares issuable upon the conversion of issued and outstanding preferred stock. Due to the net losses reported, dilutive common equivalent shares were excluded from the computation of diluted loss per share, as inclusion would be anti-dilutive for the periods presented. There were no common equivalent shares required to be added to the basic weighted average shares outstanding to arrive at diluted weighted average shares outstanding as of December 31, 2020 or 2019.

Income Taxes: The Company accounts for income taxes in accordance with ASC 740, “Accounting for Income Taxes,” which requires recognition of estimated income taxes payable or refundable on income tax returns for the current year and for the estimated future tax effect attributable to temporary differences and carry-forwards. Measurement of deferred income tax is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized.

The Company has net operating losses of $1,748,719 which begin to expire in 2027. Future utilization of currently generated federal and state NOL and tax credit carry forwards may be subject to a substantial annual limitation due to the ownership change limitations. The annual limitation may result in the expiration of NOL and tax credit carry-forwards before full utilization.

Recently Issued Accounting Standards

In August 2020, the FASB issued ASU 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40), or ASU 2020-06. The updated guidance is part of the FASB’s simplification initiative, which aims to reduce unnecessary complexity in U.S. GAAP. Consequently, more convertible debt instruments will be reported as single liability instruments with no separate accounting for embedded conversion features. The ASU 2020-06 also removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for the exception. In addition, ASU 2020-06 also simplifies the diluted net income per share calculation in certain areas. The updated guidance may be early adopted for fiscal periods beginning after December 15, 2020. The Company is currently evaluating the impact of ASU 2020-06 on the Company’s financial statements.

This Annual Report on Form 10-K does not discuss recent pronouncements that are not anticipated to have a current and/or future impact on or are unrelated to the Company’s financial condition, results of operations, cash flows or disclosures.

F-21

Note 4. Convertible Notes Payable

Convertible notes payable at December 31, 2020 and 2019 consist of the following:

	December 31, 2020	December 31, 2019
Note 1 accrued interest and premium – Majority shareholder	$195,177	$165,107
Note 2 and accrued interest – Majority shareholder	126,210	124,972
Note 3 and accrued interest – Shareholder	62,951	56,387
Note 4 and accrued interest – Majority shareholder	97,537	88,723
Note 5 and accrued interest – Accredited investors	56,462	-
Note 6 and accrued interest – Majority shareholder	89,347	-
Note 7 and accrued interest – Accredited investors	101,781	-
Note 8 and accrued interest – Accredited investors	25,055	-
Total Convertible notes payable and accrued interest	$754,520	$435,189

Note 1 – In October, 2009, the Company issued a convertible promissory with a principal amount of $73,500 to its majority shareholder (Note 1). The note bears interest at the rate of 12% per annum until paid or the note and accrued interest is converted into shares of the Company’s common stock at a conversion price of $0.10. On February 27, 2020, the note was modified to extend the maturity date to March 31, 2023 and increase the conversion price to $0.10 per share. In accordance with ASC 470-50-40, the modification was accounted for as an extinguishment with a loss of $21,299 on the extinguishment of debt and an offsetting premium on the new note recorded during the quarter ended March 31, 2020. As of December 31, 2020 and December 31, 2019, this note had accumulated $100,378 and $91,607, respectively, in accrued interest.

Note 2 – Effective September 1, 2019, the Company issued a Convertible Promissory Note in the principal amount of $124,562 to its majority shareholder in consideration for advances previously made to the Company (Note 2). This note bears interest at the rate of 1% per annum and is due and payable on December 30, 2022. The Note is convertible into shares of common stock at a price of $0.25 per share. As of December 31, 2020 and December 31, 2019, this note had accumulated $1,648 and $410, respectively of accrued interest.

Note 3 – Effective September 12, 2019, the Company issued a Convertible Promissory Note in the principal amount of $55,000 to a shareholder (Note 3). This Note bears interest at the rate of 12% per annum and principal plus any accrued but unpaid interest is due and payable on January 1, 2021. The Note is convertible at the option of the holder into shares of common stock at a price of $0.25 per share. As of December 31, 2020 and December 31, 2019, this note had accumulated $7,951 and $1,387, respectively of accrued interest. As of December 31, 2020 the Note and associated accrued interest are included in current liabilities.

Note 4 – Effective December 27, 2019, the Company issued a Convertible Promissory Note in the principal amount of $88,626 to its majority shareholder in consideration for advances previously made to the Company (Note 4). This note bears interest at the rate of 10% per annum and is due and payable on December 30, 2022. The Note is convertible into shares of common stock at a price of $0.55 per share. As of December 31, 2020 and December 31, 2019 this note had accumulated $8,911 and $97, respectively of accrued interest.

Note 5 – Under subscription agreements dated September 25, 2020, the Company issued convertible promissory notes (the “Notes”) to various individuals totaling $55,000. The Notes bear interest at the rate of 10% per annum and mature on September 30, 2022 (the ‘Maturity Date”) at which date all outstanding principal and accrued and unpaid interest are due and payable unless a Default Event, as defined, occurs. The Company may satisfy the Notes upon maturity or Default, as defined, by the issuance of Common shares at the greater of a conversion price equal to the greater of a 20% discount to the 15 day average market price of the Company’s common stock or $0.10. The principal and interest accrued are convertible at any time after six months through the maturity date of September 30, 2022 at the option of the holder at a 20% discount to the 15 day average market price of the Company’s share price, but in no event less than $0.10 per share. Upon conversion of any portion of the Notes, the investor will receive warrants to purchase up to 25% of the number of common shares issued as a result of such conversion exercisable for a period of two years at a price per share equal to 150% of the conversion price of the Notes. As of December 31, 2020 the note had accumulated $1,462 of accrued interest.

Note 6 – Effective September 30, 2020, the Company issued a Convertible Promissory Note in the principal amount of $88,016 to its majority shareholder in consideration for advances previously made to the Company (Note 6). This note bears interest at the rate of 6% per annum and is due and payable on December 31, 2022. The Note is convertible into shares of common stock at a price of $1.00 per share. As of December 31, 2020 this note had accumulated $1,331 of accrued interest.

Note 7 – Effective October 27, 2020, the Company issued a Convertible Promissory Note in the principal amount of $100,000 to a shareholder (Note 7). This Note was issued under the subscription agreements dated September 25, 2020 and described in Note 5 above. As of December 31, 2020 this note had $1,781 of accrued interest.

Note 8 – Effective December 23, 2020, the Company issued a Convertible Promissory Note in the principal amount of $25,000 to a shareholder (Note 8). This Note was issued under the subscription agreements dated September 25, 2020 and described in Note 5 above. As of December 31, 2020 this note had $55 of accrued interest.

Note 5. Preferred Stock

Issuance of Series A Preferred stock

Effective September 1, 2019, the Company issued 1,080,092 shares of Series A Preferred Stock in satisfaction of a previously issued convertible promissory note held by its majority shareholder in the initial principal amount of $255,681 together with all interest accrued thereon.

Series A Preferred Stock

The shares of Series A Preferred Stock have a stated value of $0.25 per share and are initially convertible into shares of common stock at a price of $0.05 per share (subject to adjustment upon the occurrence of certain events). The Series A Preferred Stock does not accrue dividends and ranks prior to the common stock upon a liquidation of the Company. The Series A Preferred Stock votes on all matters brought before the shareholders together with the Common stock as a single class and each share of Series A Preferred Stock has a number of votes, initially 5, equal to the number of shares of preferred stock into which it is convertible as of the record date for any vote.

F-22

Note 6. Stock-based Compensation

During the year ended December 31, 2020, there was $7,082 in stock-based compensation associated with stock options included in Research and development expense. Additionally, during the same period there was $141,771 of expense associated with shares issued for services, $60,219 of which is included in Marketing, $24,083 in General and administrative with the balance of $57,469 in Research and development. There was no stock-based compensation during the year ended December 31, 2019.

During the year ended December 31, 2020 there were 650,000 options granted to certain scientific and business advisors (“Advisors”) with a weighted-average exercise price of $0.40. The options vest in equal annual installments over three years beginning in July 2020 and expire five years after grant date. There were no options exercised, forfeited or cancelled during the period. There were no options outstanding as of December 31, 2019.

As of December 31, 2020, there was $17,768 of unrecognized compensation related to the 650,000 of unvested options which is expected to be recognized over a weighted-average period of 18 months. The options are being expensed over the vesting period for each Advisor. The weighted-average grant date fair value for options granted during the year ended December 31, 2020 was $0.04.

The fair value of all options granted is determined using the Black-Scholes option-pricing model. The following weighted-average assumptions were used:

Year Ended December 31, 2020
Risk-free interest rate	0.51%
Expected life of the options	3.5 years
Expected volatility of the underlying stock	70.7%
Expected dividend rate	0%

The risk-free interest rates are derived from the U.S. Treasury yield curve in effect on the date of grant for instruments with a remaining term similar to the expected term of the options. The expected life of the options is based on the option term. Due to the Company’s limited historical data, the expected volatility is calculated based upon the historical volatility of comparable companies whose share prices are publicly available for a sufficient period of time. The dividend rate is based on the Company never paying or having the intent to pay any cash dividends.

On April 22, 2020, the Company entered into a Consulting Agreement (“Agreement 1”) with a Management Consultant, pursuant to which the Management Consultant will provide business, intellectual property and Food and Drug Administration (“FDA”) regulatory consulting services to the Company for consideration of a onetime stock payment of 250,000 shares of common stock of the Company (the “Share Payment”). The term of Agreement 1 is twelve months and the value of the shares is being expensed over the term.

On May 22, 2020, the Company entered into a Consulting Agreement (“Agreement 2”) with a Software Development Consultant, pursuant to which the Software Development Consultant will provide software development consulting services to the Company for consideration of a onetime stock payment of 200,000 shares of common stock of the Company (the “Share Payment”). The term of Agreement 2 is twelve months and the value of the shares is being expensed over the term.

Also on May 22, 2020, the Company entered into a Consulting Agreement (“Agreement 3”) with a Marketing Consultant, pursuant to which the Marketing Consultant was to provide marketing research consulting services to the Company for consideration of 100,000 shares of common stock of the Company (the “Share Payment”). Agreement 3 has been terminated and the value of the shares was fully expensed during the quarter ended June 30, 2020.

On August 24, 2020, the Company entered into a Consulting Agreement (“Agreement 4”) with a Business Development Consultant, pursuant to which the Business Development Consultant will provide business development consulting services to the Company for consideration of 100,000 shares of common stock of the Company (the “Share Payment”). The term of Agreement 4 is twelve months and the value of the shares is being expensed over the term.

On September 1, 2020, the Company entered into a Consulting Agreement (“Agreement 5”) with a Medical Education Consultant, pursuant to which the Medical Education Consultant will provide medical education consulting services to the Company for consideration of 75,000 shares of common stock of the Company (the “Share Payment”). The term of Agreement 5 is six months and the value of the shares is being expensed over the term.

On September 15, 2020, the Company granted 75,000 shares under an existing consulting agreement. See Note 7 for additional information.

Note 7. Related Party Transactions

Convertible notes payable, related party: See Note 4.

Consulting agreement – During the year ended December 31, 2019, the Company entered into a consulting agreement with the shareholder referenced in relation to Convertible Promissory Note 3 in Footnote 4. The terms of the agreement provide that in exchange for certain consulting services the consultant received 300,000 shares of Common Stock immediately upon execution of the agreement. Further the agreement provides for the granting of 75,000 additional shares annually beginning on the effective date of the agreement. As of December 31, 2020 and December 31, 2019, 450,000 and 375,000 shares respectively, had been granted under the agreement.

Subsequent events: See Note 9.

Note 8. Commitments and Contingencies

There are no pending or threatened legal proceedings as of December 31, 2020. The Company has no non-cancellable operating leases.

Note 9. Subsequent Events

Effective January 1, 2021, the shareholder referenced in relation to Convertible Promissory Note 3 in Footnote 4 elected to convert the outstanding principal of $55,000 along with accrued interest of $7,951 into common stock at a price of $0.25 per share resulting in the issuance of 251,805 shares of Common Stock.

F-23

USA EQUITIES CORP

2,349,938 OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

September 17, 2021